As filed with the Securities and Exchange Commission on August 11, 2003.

Registration No. 333-107361

US SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

FAIRFAX FINANCIAL HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Canada	6331	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7 (416) 367-4941

(Address and telephone number of Registrant’s principal executive offices)

CT CORPORATION SYSTEM

111 Eighth Avenue, 13th Floor, New York, NY 10011
(212) 894-8700
(Name, address and telephone number of agent for service in the United States)

Copies to:

Brice T. Voran Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario, Canada M5L 1E8 Telephone (416) 360-8484	Eric P. Salsberg Vice President, Corporate Affairs Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, Canada M5J 2N7 Telephone (416) 367-4941

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below):
		1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
		2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
		3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

BASE SHELF PROSPECTUS

Fairfax Financial Holdings Limited

US$200,000,000 Aggregate Principal Amount of

5% Convertible Senior Debentures Due 2023
Subordinate Voting Shares

      This prospectus may be used by selling securityholders in connection with resales in the United States of up to US$200,000,000 aggregate principal amount of 5% Convertible Senior Debentures due 2023 and the subordinate voting shares issuable upon the conversion, redemption, purchase or maturity thereof.

      The debentures and the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof may be offered in negotiated transactions or otherwise, at varying prices determined at the time of the sale or at negotiated prices. In addition, the subordinate voting shares may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution.” The debentures and the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof are not being offered for sale in Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus has not been filed in respect of, and will not qualify, any distribution of debentures or subordinate voting shares in Ontario or any other province or territory of Canada.

      We will not receive any of the proceeds from the resale of the debentures or the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof by any of the selling securityholders.

      The debentures are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) system of the National Association of Securities Dealers, Inc.

      Our subordinate voting shares are traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “FFH.” On August 8, 2003 the last reported sale price of our subordinate voting shares on the New York Stock Exchange and the Toronto Stock Exchange was US$157.05 and $220.00, respectively.

      Investing in the debentures and the subordinate voting shares issuable upon their conversion involves risks.

See the “Risk Factors” section beginning on page 2.

      Under the multijurisdictional disclosure system adopted by the U.S. Securities and Exchange Commission, we are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards. They may be not be comparable to financial statements of United States companies.

      Owning debentures or subordinate voting shares may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion under “Certain Income Tax Considerations.”

      Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, our officers and directors and the experts named in this prospectus are Canadian residents, and many of our assets are located outside the United States.

      No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 11, 2003.

      You should rely only on the information contained in or incorporated by reference into this prospectus. References to this “prospectus” include documents incorporated by reference therein. See “Where You Can Find More Information About Fairfax.” The information in or incorporated by reference into this prospectus is current only as of its date. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

      Unless the context otherwise requires, the terms “Fairfax,” “we,” “us” and “our” refer to Fairfax Financial Holdings Limited and its subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION ABOUT FAIRFAX

      The following documents, filed with the Ontario Securities Commission (OSC) under the Securities Act (Ontario) are specifically incorporated by reference into and form an integral part of this prospectus:

(a)	our Renewal Annual Information Form for the year ended December 31, 2002, dated May 15, 2003;

(b)	our comparative consolidated financial statements and the notes thereto as at and for the years ended December 31, 2001 and 2002, together with the auditors’ report thereon;

(c)	our Management’s Discussion and Analysis for the year ended December 31, 2002 contained in our 2002 Annual Report;

(d)	our comparative unaudited financial statements for the six-month period ended June 30, 2003;

(e)	our interim Management’s Discussion and Analysis for the six-month period ended June 30, 2003;

(f)	our Material Change Reports dated April 17, 2003 and May 22, 2003, both relating to the initial public offering by Northbridge Financial Corporation, and July 9, 2003, relating to the issuance and sale of the debentures; and

(g)	Management’s Information Circular dated March 3, 2003 sent in connection with the annual meeting of shareholders held on April 14, 2003, other than the sections entitled “Executive Compensation,” “Performance Graph” and “Statement of Corporate Governance Practices.”

      Any document of the type referred to in the preceding paragraphs and any material change reports (excluding confidential material change reports), subsequently filed by us with the OSC after the date of this prospectus and prior to the termination of the distribution of the debentures and subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof under this prospectus shall be deemed to be incorporated by reference in this prospectus.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained herein, or any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Upon a new annual information form and new annual comparative consolidated financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual comparative consolidated financial statements and the accompanying management’s discussion and analysis, all interim consolidated financial statements and the accompanying management’s discussion and analysis, information circulars and material change reports filed prior to the commencement of our then current fiscal year in which our new annual information form is filed, will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of the securities under this prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities under this prospectus.

      Information has been incorporated in this prospectus from documents filed with the OSC. Copies of documents incorporated herein by reference may be obtained on request without charge from Bradley P. Martin, Vice President and Corporate Secretary, at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7. Copies of documents that we have filed with the OSC may be obtained over the internet at the Canadian Securities Administrators’ website at www.sedar.com.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file or furnish reports and other information with or to the Securities and Exchange Commission (SEC). Our recent SEC filings may be obtained over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file or furnish with or to the SEC at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges. Copies of reports and other information concerning Fairfax may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

LIST OF DOCUMENTS FILED WITH THE SEC

      The following documents have been filed with the SEC as part of the Registration Statement of which this short form prospectus forms a part: the documents referred to under the heading “Where You Can Find More Information About Fairfax”; consents of the independent auditors, independent actuary, and Torys LLP; powers of attorney; the indenture; and the Statement of Eligibility of the Trustee on Form T-1.

PRESENTATION OF OUR FINANCIAL INFORMATION

      We present our consolidated financial statements in Canadian dollars. In this prospectus and the documents incorporated by reference herein, except where otherwise indicated, all dollar amounts are expressed in Canadian dollars, references to “$” and “Cdn$” are to Canadian dollars and references to “US$” are to United States dollars.

      We currently expect that by the end of 2003 we will begin reporting our financial results in United States dollars. We will restate our historical financial statements based on currency exchange rates in effect during the periods being restated.

      Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. To the extent applicable to our consolidated financial statements, these principles conform in all material respects with generally accepted accounting principles in the United States, or U.S. GAAP, except as described in note 18 to our audited consolidated financial statements and note 6 to our unaudited interim financial statements incorporated by reference into this prospectus.

EXCHANGE RATE DATA

      The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

	Year Ended December 31,

	1998	1999	2000	2001	2002

Low	0.6341	0.6535	0.6410	0.6241	0.6200
High	0.7105	0.6925	0.6969	0.6697	0.6619
Period End	0.6504	0.6925	0.6669	0.6279	0.6329
Average	0.6710	0.6744	0.6732	0.6457	0.6369

      On August 8, 2003, the inverse of the noon buying rate was US$0.7176 = Cdn$1.00.

FORWARD-LOOKING STATEMENTS

      Any statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate to, among other things, our plans and objectives for future operations and underwriting profits. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus, or in documents incorporated by reference herein, include, but are not limited to:

•	a reduction in net income if our loss reserves are insufficient;

•	underwriting losses on the risks we insure that are higher or lower than expected;

•	insufficient reserves for asbestos, environmental and other latent claims;

•	the lowering or loss of one of our subsidiaries’ financial or claims-paying ability ratings;

•	an inability to realize our investment objectives;

•	changes in economic conditions, including interest rates and the securities markets, which could affect our investment portfolio;

•	exposure to credit risk in the event our reinsurers fail to make payments to us under our reinsurance arrangements;

•	exposure to credit risk in the event our insureds fail to pay premiums that are owed to us or fail to reimburse us for deductibles that are paid by us on their behalf;

•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates;

•	a decrease in the level of demand for our subsidiaries’ reinsurance or insurance products, or increased competition in the insurance industry;

•	the cycle of the insurance market, which can determine our and our competitors’ premium rates and capacity to write new business;

•	our inability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	our dependence on independent brokers over whom we exercise little control;

•	adverse fluctuations in foreign currency exchange rates;

•	our failure to realize future income tax assets;

•	loss of key employees;

•	the influence exercisable by our controlling shareholder;

•	the passage of legislation subjecting our businesses to additional supervision or regulation, including additional tax regulation, in the United States, Canada or other jurisdictions in which we operate;

•	our inability to obtain required levels of capital;

•	the failure of any of the loss limitation methods we employ;

•	an impairment in the value of our goodwill;

•	our inability to access our subsidiaries’ cash; and

•	risks associated with implementing our business strategies.

v

      The words “believe,” “anticipate,” “project,” “expect,” “plan,” “predict,” “estimate,” “intend,” “will likely result,” “will seek to” or “will continue” and similar expressions identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described some important factors that could cause our actual results to differ materially from our expectations in, or incorporated by reference into, this prospectus, including factors discussed below in the section titled “Risk Factors.” In making these statements, we disclaim any intention or obligation to address or update any factor in future filings or communications regarding our business or results, and we do not undertake to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

      We are a corporation organized under the laws of Canada and some of our assets are located in, and all of our directors and officers are residents of, Canada. As a result, it may be difficult for United States investors to effect service of process within the United States upon our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Torys LLP, our Canadian counsel, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

Fairfax Financial Holdings Limited

      We are a financial services holding company primarily engaged in property and casualty insurance and reinsurance. We are incorporated under the Canada Business Corporations Act. We operate through a decentralized operating structure, with autonomous management teams applying a focused underwriting strategy to our markets. We seek to differentiate ourselves by combining disciplined underwriting with the investment of our assets on a total return basis, which we believe provides above-average returns over the long term. We provide a full range of property and casualty products, maintaining a diversified portfolio of risks across classes of business, geographic regions, and types of insureds. The United States is our largest market, accounting for 72.4% of net premiums earned for the year ended December 31, 2002, while Canadian and international markets accounted for 14.6% and 12.9% of net premiums earned, respectively.

      Our reinsurance business is conducted through Odyssey Re Holdings Corp., a U.S.-based underwriter of a full range of property and casualty reinsurance on a worldwide basis. We have an 80.6% interest in Odyssey Re, whose common stock is traded on the New York Stock Exchange under the symbol “ORH.” Our U.S. insurance business, conducted principally through Crum & Forster Holdings Corp., a national carrier which targets specialty classes of business that emphasize strong technical underwriting expertise, provides a full range of commercial property and casualty insurance. We own all of the equity of Crum & Forster. Our Canadian insurance business is conducted principally through Northbridge Financial Corporation, which provides commercial and personal lines property and casualty insurance in Canada through a wide range of distribution channels. We have a 71.0% interest in Northbridge, whose common shares are traded on the Toronto Stock Exchange under the symbol “NB.” Our runoff segment primarily includes our discontinued business that did not meet our underwriting criteria or strategic objectives and selected business previously written by our other subsidiaries that was put under dedicated runoff management. In addition, our runoff segment also includes third-party runoff operations that we have acquired, which we believe will provide us with the opportunity to earn attractive returns on our invested capital.

      Our principal executive offices are located at 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7, Canada. Our telephone number is (416) 367-4941.

      You should read the “Risk Factors” section, beginning on page 2 of this prospectus, to understand the risks associated with an investment in the debentures.

RISK FACTORS

      An investment in the debentures and our subordinate voting shares involves risk. You should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus, before deciding whether to invest in the debentures and our subordinate voting shares. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Overview

      We operate with a holding company structure. The holding company controls our operating insurance and reinsurance companies that must comply with applicable insurance regulations of the jurisdictions in which they operate. Each company must maintain reserves for losses and loss adjustment expenses to cover the risks it has underwritten and the reserves of one of our insurance or reinsurance companies are not available to be applied against the risks underwritten by other of our companies. The financial condition and results of operations of each of the insurance and reinsurance companies we control are included in our consolidated financial statements and, generally, losses incurred by any of our companies flow directly to our consolidated results. Although a severe loss incurred by one company should not have any adverse effect on any of our other companies, such loss, even though not material to us when our financial condition is viewed as a whole, could have an adverse effect on us because it could affect adversely how our other companies may be treated by others such as rating agencies and insurance regulators.

Risks Related to Our Business

Our actual claims may exceed our claim reserves causing us to incur losses we did not anticipate.

      We maintain reserves to cover our estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. Our success is dependent upon our ability to accurately assess the risks associated with the businesses that we reinsure or insure. If we fail to accurately assess the risks we assume, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could have a material adverse effect on our financial condition or reduce our net income.

      At December 31, 2002, we had net unpaid loss and loss adjustment expense reserves of approximately $11.0 billion. We incurred losses and loss adjustment expenses of $4.6, $4.2 and $3.7 billion for the years ended December 31, 2002, 2001 and 2000, respectively.

      Reserves do not represent an exact calculation of liability, but instead represent estimates involving actuarial and statistical projections at a given point in time of our expectations of the ultimate settlement and administration costs of claims incurred. We utilize both proprietary and commercially available actuarial models, as well as historical insurance industry loss development patterns, to assist in the establishment of appropriate claim reserves. In contrast to casualty losses, which frequently can be determined only through lengthy and unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period of time. Nevertheless, for both casualty and property losses, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis.

      If our claim reserves are determined to be inadequate, we will be required to increase claim reserves with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations in a particular period or our financial condition.

      Even though most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could very significantly exceed the premiums received on the underlying policies. When this occurs, our financial results are adversely affected.

Our business could be harmed because our potential exposure for asbestos, environmental and other latent claims and related litigation is very difficult to predict.

      We have established loss reserves for asbestos and environmental and other latent claims. There is a high degree of uncertainty with respect to future exposure from such claims because of significant issues surrounding the liabilities of the insurers; risks inherent in major litigation, including more aggressive environmental and asbestos-related litigation against insurers, including us; and diverging legal interpretations and judgments in different jurisdictions. These uncertainties include, among other things:

•	the extent of coverage under insurance policies;

•	whether or not particular claims are subject to an aggregate limit;

•	the number of occurrences involved in particular claims; and

•	new theories of insured and insurer liability.

      In addition, insurers generally, including us, are experiencing an increase in the number of asbestos-related claims due to, among other things, more intensive advertising by lawyers seeking asbestos claimants, the increasing focus by plaintiffs on new and previously peripheral defendants and an increase in the number of entities seeking bankruptcy protection as a result of asbestos-related liabilities. In addition to contributing to the increase in claims, such bankruptcy proceedings may have the effect of significantly accelerating and increasing loss payments by insurers, including us.

      Increasingly, policyholders have been asserting that their claims for asbestos-related insurance are not subject to aggregate limits on coverage and that each individual bodily injury claim should be treated as a separate occurrence under the policy. We expect this trend to continue. Although it is difficult to predict whether these policyholders will be successful on both issues, to the extent either issue is resolved in their favor, our coverage obligations under the policies at issue would be materially increased and bounded only by the applicable per occurrence limits and the number of asbestos bodily injury claims against the policyholders. Accordingly, it is difficult to predict the ultimate size of the claims for coverage not subject to aggregate limits.

      In addition, proceedings have recently been launched directly against insurers, including us, challenging insurers’ conduct in respect of asbestos claims, including in some cases with respect to previous settlements. Some plaintiffs have also advanced claims against us as defendants in asbestos personal injury cases that are close to trial. We anticipate the filing of other direct actions against insurers, including us, in the future. Particularly in light of jurisdictional issues, it is difficult to predict the outcome of these proceedings, including whether the plaintiffs will be able to sustain these actions against insurers based on novel legal theories of liability.

      Similarly, as a result of various regulatory efforts aimed at environmental remediation, the insurance industry continues to be involved in litigation involving policy coverage and liability issues with respect to environmental claims. In addition to regulatory pressures, the results of court decisions affecting the industry’s coverage positions continue to be inconsistent and have expanded coverage beyond its original intent. Accordingly, the ultimate responsibility and liability for environmental remediation costs remain uncertain.

      Given the factors described above, it is not presently possible to quantify the ultimate exposure or range of exposure represented by asbestos, environmental and other latent claims and related litigation. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. Our gross asbestos reserves were US$1,331.7 million at December 31, 2002 and our gross reserves for environmental and other latent claims were

US$793.9 million. Our asbestos reserves, net of reinsurance but excluding excess of loss reinsurance and vendor indemnities, were US$601.3 million at December 31, 2002 and our reserves for environmental and other latent claims, net of reinsurance but excluding excess of loss reinsurance and vendor indemnities, were US$383.9 million. However, these claims and related litigation, particularly if current trends continue to accelerate, could result in liability exceeding these reserves by an amount that could be material to our operating results and financial condition in future periods.

If our insurance and reinsurance subsidiaries are unable to maintain favorable financial strength ratings, it may be more difficult for them to maintain or write new business.

      Third-party rating agencies assess and rate the claims-paying ability of reinsurers and insurers based upon criteria established by the rating agencies. Periodically the rating agencies evaluate our insurance companies to confirm that they continue to meet the criteria of the ratings previously assigned to them. The claims-paying ability ratings assigned by rating agencies to reinsurance or insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. Ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security and are not applicable to the debentures.

      A.M. Best has assigned an “A” rating to OdysseyRe, and an “A-” rating to each of Crum & Forster and Northbridge. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of insurers and reinsurers. Concerns about our liquidity have caused the agencies to place negative outlooks on our insurance subsidiaries, which could negatively impact their ability to write new business. A further downgrade in these ratings could lead to a significant reduction in the number of insurance policies our subsidiaries write.

If we are unable to realize our investment objectives, our financial results may be adversely affected.

      Investment returns are an important part of our overall profitability and our operating results depend in part on the performance of our investment portfolio. Accordingly, fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. For the year ended December 31, 2002 and the six months ended June 30, 2003, net realized capital gains accounted for approximately 52.9% and 74.1%, respectively, of our total investment income (including realized gains and losses).

      In particular, the volatility of our claims submissions may force us to liquidate securities, which may cause us to incur capital losses. If we structure our investments improperly relative to our liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from an other than temporary decline in value could significantly decrease our assets, thereby affecting our ability to conduct business.

      The ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors can also adversely affect the equities markets and, consequently, the value of the equity securities we own. In addition, defaults by third parties who fail to pay or perform on their obligations could reduce our investment income and realized investment gains or result in investment losses. We may not be able to realize our investment objectives, which could reduce our net income significantly.

We bear credit risk with respect to our reinsurers and certain insureds, and if one or more of them fails to pay us, our financial results may be adversely affected.

      Although reinsurance makes the assuming reinsurer liable to us to the extent of the risk ceded, we are not relieved of our primary liability to our insureds. As a result, we bear credit risk with respect to our reinsurers (including retrocessionaires), both with respect to receivables reflected on our balance sheet as well as to contingent liabilities with respect to reinsurance protection on future claims. We cannot assure you that our reinsurers will pay all reinsurance claims on a timely basis or at all. If reinsurers are unwilling or unable to pay us amounts due under reinsurance contracts, we will incur unexpected losses and our cash flow will be adversely affected.

      We write certain insurance policies, such as large deductible policies (policies where the insured retains a specific amount of any potential loss), in which the insured must reimburse us for certain losses. Accordingly, we bear credit risk on these policies and cannot assure you that our insureds will pay us on a timely basis or at all. In the ordinary course of business we are sometimes unable to collect all amounts billed to insureds, generally due to disputes on audit of retrospectively rated policies and, in some cases, due to insureds having filed for bankruptcy protection. In addition, if an insured files for bankruptcy, we may be unable to recover on assets such insured may have pledged to us as collateral. We reserve for uncollectible amounts in the period the collection issues become known. The inability to collect amounts due to us reduces our net income and cash flow, and the ability of our insurance and reinsurance subsidiaries to pay dividends or make other distributions to us.

Unpredictable catastrophic events could reduce our net income.

Our insurance and reinsurance operations expose us to claims arising out of catastrophes. We have experienced, and will in the future experience, catastrophe losses which may materially reduce our profitability or harm our financial condition. Catastrophes can be caused by various events, including natural events such as hurricanes, windstorms, earthquakes, hailstorms, severe winter weather and fires, and unnatural events such as terrorist attacks and riots. The incidence and severity of catastrophes are inherently unpredictable. Catastrophe losses can vary widely and significantly exceed our recent historic results. During 2001, we recorded a charge of $162.5 million representing the estimated loss for both reported and unreported claims incurred and related claim adjustment expenses, net of reinsurance recoverables and taxes, related to the terrorist attack on September 11, 2001. It is possible that both the frequency and severity of man-made catastrophic events will increase, adversely affecting our results of operations.

      The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, windstorms and earthquakes may produce significant damage in large, heavily populated areas, and most of our past natural catastrophe-related claims have resulted from severe storms. Catastrophes can cause losses in a variety of property and casualty lines. For example, the terrorist attacks on September 11, 2001 caused losses in several of our lines, including property and liability. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. It is therefore possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon our net income and financial condition.

      Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business could also be affected. We believe that increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, states have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from withdrawing from catastrophe-prone areas.

The cycles of the insurance and reinsurance industries may cause fluctuations in our results.

      Historically, we have experienced fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for insurance and reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic conditions.

      The property casualty insurance business historically has been characterized by periods of intense price competition due to excess underwriting capacity, as well as periods when shortages of underwriting capacity have permitted attractive premium levels. We expect to continue to experience the effects of this cyclicality, which, during down periods, could harm our financial condition, profitability or cash flows.

      In the reinsurance industry, the supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized. It is possible that premium rates or other terms and conditions of trade could vary in the future, that the present level of demand will not continue because the larger insurers created by the consolidation discussed below may require less reinsurance or that the present level of supply of reinsurance could increase as a result of capital provided by recent or future market entrants or by existing reinsurers. If any of these events transpire, our results of operations in our reinsurance business could be adversely affected.

We operate in a highly competitive environment which could make it more difficult for us to attract and retain business.

      The property and casualty insurance industry and the reinsurance industry are both highly competitive, and we believe that they will remain highly competitive in the foreseeable future. Competition in our industry is based on many factors, including premiums charged and other terms and conditions offered, products and services provided, financial ratings assigned by independent rating agencies, speed of claims payment, reputation, selling effort, perceived financial strength and the experience of the insurer or reinsurer in the line of insurance or reinsurance to be written. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, as well as certain underwriting syndicates, some of which have greater financial, marketing and management resources than we do, and there is no assurance that we will be able to successfully retain or attract business.

      Following the terrorist attacks on September 11, 2001, a number of new insurers and reinsurers have been formed to compete in our industry, and a number of existing market participants have raised new capital which may enhance their ability to compete. In addition, we may not be aware of other companies that may be planning to enter our industry or existing participants that may be planning to raise additional capital. Moreover, Lloyd’s of London, in contrast with prior practice, now allows its syndicates to accept capital from corporate investors, which may result in such syndicates becoming more competitive in our markets. In addition, we have recently seen the creation of alternative products from capital market participants that are intended to compete with insurance and reinsurance products. We are unable to predict the extent to which these initiatives may affect the demand for our products, our premium volume or the risks that may be available for us to consider underwriting. Such increased competition could cause us and certain of our competitors to charge lower premium rates and obtain less favorable policy terms, which could adversely affect our ability to generate revenue and grow our business. Further, our plans for our business units could be adversely impacted by the loss of business to competitors offering competitive insurance products at lower prices and this would have an adverse effect on our results of operations.

      Many insurance industry participants are consolidating to enhance their market power. These entities may try to use their market power to negotiate price reductions for our products and services. If competitive pressures compel us to reduce our prices, our operating margins would decrease. As the insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, further reducing our operating margins. In addition, insurance companies that merge may be able to spread their risks across a larger capital base so that they require less reinsurance.

We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us.

      We use reinsurance arrangements, including reinsurance agreements with reinsurers, referred to as retrocessionaires, to help manage our exposure to property and casualty risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. Many reinsurance companies have begun to exclude certain coverages from, or alter terms in, the policies that we purchase from them. Some exclusions are with respect to risks which we cannot exclude in policies we write due to business or regulatory constraints, such as coverage with respect to acts of terrorism, mold and cyber risk. In addition, reinsurers are imposing terms, such as lower per occurrence and aggregate limits, on primary insurers that are inconsistent with corresponding terms in the policies written by these primary insurers. As a result, our insurance subsidiaries, like other primary insurance companies, increasingly are writing insurance policies which to some extent do not have the benefit of reinsurance protection. These gaps in reinsurance protection expose us to greater risk and greater potential losses. In the future, we may not be able successfully to alleviate risk through reinsurance arrangements.

      In addition, although our current reinsurance program is primarily maintained with reinsurers rated “A” (Excellent) or better by A.M. Best, a reinsurer’s insolvency or inability or unwillingness to make timely payments under the terms of its reinsurance agreements with us could have a material adverse effect on us.

We rely on independent brokers over whom we exercise little control and this exposes us to certain risks.

      We do business with a large number of independent brokers on a non-exclusive basis and we cannot rely on their commitment to our insurance products. Moreover, in some markets we operate pursuant to “open market” arrangements in which we have no formal relationships with brokers who place our risk in these markets.

      Because the majority of our brokers are independent, we have only limited ability to exercise control over them. In the event that an independent broker exceeds its authority by binding us on a risk which does not comply with our underwriting guidelines, we may be at risk for that policy until we receive the application and effect a cancellation. Although to date we have not experienced a material loss from improper use of binding authority of our brokers, any improper use of such authority may result in losses that could have a material adverse effect on our business, results of operations and financial condition.

      In accordance with industry practice, our customers often pay the premiums for their policies to brokers for payment over to us. These premiums are considered paid when received by the broker and, thereafter, the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our reliance on brokers in connection with the settlement of insurance balances.

      Further, as is customary in the reinsurance industry, OdysseyRe frequently pays amounts owing in respect of claims under its policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker fails to make such a payment, depending on the jurisdiction, OdysseyRe might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for such policies to reinsurance brokers for payment over to OdysseyRe, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable for those amounts, whether or not OdysseyRe has actually received such premiums. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

Assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements may reduce the profitability of our U.S. insurance subsidiaries.

      Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to increase in the future as a result of recent insolvencies. Many states also have laws that establish second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in various jurisdictions, our insurance subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce the profitability of our U.S. insurance subsidiaries any given period or limit their ability to grow their business.

We may be adversely affected by foreign currency fluctuations.

      We report our financial results in Canadian dollars, but as at December 31, 2002, 72.5% of our revenues and 73.6% of our assets were denominated in U.S. dollars. For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar or other currencies during a given financial reporting period would result in a foreign currency loss or gain on the translation into Canadian currency. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

Our failure to realize future income tax assets could lead to a writedown, which could adversely affect our results of operations.

      Realization of the future income tax asset is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and other timing differences exist. The major component of the company’s future income tax asset of $1.5 billion at December 31, 2002 is $1.1 billion relating to the company’s U.S. consolidated tax group. Failure to achieve projected levels of profitability for Crum & Forster and OdysseyRe in this fiscal year could lead to a writedown in this future tax asset if the expected recovery period becomes longer than three to four years.

Our business could be adversely affected by the loss of one or more key employees.

      We are substantially dependent on a small number of key employees, including our Chairman and controlling shareholder, Mr. Prem Watsa, and the senior managers of our operating subsidiaries. We believe that the experiences and reputations in our industry of these individuals are important factors in our ability to attract new business. At the subsidiary level, we have entered into employment agreements with our key employees. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of these key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. We do not currently maintain key employee insurance with respect to any of our employees.

Our controlling shareholder may substantially influence our direction and operations.

      Mr. Prem Watsa holds 12.9% of all classes of our outstanding shares while controlling 54.6% of our votes. Mr. Watsa has the ability to control certain actions requiring shareholder approval, including approving a merger or consolidation, liquidation or sale of our assets, electing members of our board of directors and adopting amendments to our articles and by-laws. Mr. Watsa may have different interests than you have and therefore may make decisions that are adverse to your interests.

Our operations could be adversely affected as a result of regulatory, political, economic or other influences in the insurance and reinsurance industries.

      The insurance and reinsurance industries are highly regulated and are subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Federal, state and provincial legislatures have periodically considered programs to reform or amend the insurance systems at both the federal and local levels.

      Changes in current insurance regulation may include increased governmental involvement in the insurance industry or may otherwise change the business and economic environment in which insurance industry participants operate. In the United States, for example, the states of Hawaii and Florida have implemented arrangements whereby property insurance in catastrophe prone areas is provided through state-sponsored entities. The California Earthquake Authority, the first privately financed, publicly operated residential earthquake insurance pool, provides earthquake insurance to California homeowners.

      Such changes could affect our subsidiaries’ ability to pay dividends, cause us to make unplanned modifications of products or services, or result in delays or cancellations of sales of products and services by insurers or reinsurers. Insurance industry participants may respond to changes by reducing their investments or postponing investment decisions, including investments in our products and services. We cannot predict the future impact of changing law or regulation on our operations; any changes could have a material adverse effect on us or the insurance industry in general.

      As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues can have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

•	increases in the number and size of water damage claims related to expenses for testing and remediation of mold conditions;

•	increases in the number and size of claims relating to construction defects, which often present complex coverage and damage valuation questions;

•	changes in interpretation of the named insured provision with respect to the uninsured/underinsured motorist coverage in commercial automobile policies; and

•	a growing trend in the United States of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claim-handling and other practices, particularly with respect to the handling of personal lines automobile and homeowners claims.

      The effects of these and other unforeseen emerging claims and coverage issues are extremely hard to predict and could harm our business.

Our inability to obtain additional capital in the future as required could have a material adverse effect on our financial condition.

      Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by our operations are insufficient to fund future operating requirements and cover claim payments, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital, our business, operating results and financial condition could be adversely affected.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Unlike most businesses, the insurance and reinsurance business can have enormous costs that can significantly exceed the premiums received on the underlying policies. We seek to limit our loss exposure by employing a variety of policy limits and other terms and conditions and prudent underwriting of each program written. We also seek to limit our loss exposure by geographic diversification. We cannot be sure that any of these loss limitation methods will be effective. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend and there is no limit to the losses that can arise from most insurance policies.

If the value of our goodwill is impaired we would be required to write down the value of such assets.

A portion of our assets is comprised of goodwill, primarily related to our claims adjusting subsidiary Lindsey Morden Group Inc. We test the carrying value of goodwill and other intangible assets for impairment at least annually. Should we identify that the value of goodwill is impaired, we would be required to writedown the value of such assets to their fair value.

Risks Related to Our Debentures and Our Subordinate Voting Shares

We and our subsidiaries may incur indebtedness that will be senior to the debentures.

      Because the debentures are unsecured, they are effectively subordinated to any of our current or future secured indebtedness to the extent of the assets securing such indebtedness. As of June 30, 2003, after giving effect to the offering of the debentures and the application of the estimated net proceeds, we, not including our subsidiaries, had approximately $1.5 billion of senior indebtedness. The debentures also are effectively subordinated to any existing and future indebtedness and other liabilities of our subsidiaries as to the assets of those subsidiaries. As a result, you will not have any claim as a creditor against our subsidiaries. As of June 30, 2003, our subsidiaries had approximately $1.5 billion of indebtedness. We recently amended our bank credit agreements to allow our subsidiaries to borrow directly from lenders. As a result, our subsidiary debt will likely increase in the future.

      The terms of the debentures do not limit our ability or the ability of our subsidiaries to incur additional indebtedness that will be senior to the debentures. See “Description of the Debentures.”

We are a holding company, and we may not have access to the cash that is needed to make payment on the debentures.

      We are a holding company and conduct substantially all our business through our subsidiaries and receive substantially all our earnings from them. As a result, holders of the debentures will be effectively subordinated to the debt and other liabilities of our subsidiaries including any additional indebtedness incurred by our subsidiaries in the future. Therefore, in the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, the subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under our credit arrangement or other indebtedness, its creditors could accelerate the debt, prior to such subsidiary distributing amounts to us that we could use to make payments on the debentures. In addition, if we caused a subsidiary to pay a dividend to us to make payment on the debentures, and the dividend were determined to be improperly paid, holders of the debentures would be required to return the payment to the subsidiary’s creditors.

      Although substantially all of our operations are conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the debentures. Accordingly, our ability to make payments on the debentures is dependent on the distribution of earnings from our subsidiaries. The ability of our subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. The ability of our subsidiaries to pay dividends or make distributions or returns of capital to us is subject to restrictions set forth in the insurance laws and regulations of Canada, the United States and the United Kingdom and is affected by our subsidiaries’ credit agreements, rating agencies, the discretion of insurance regulatory authorities and capital support agreements with our subsidiaries. For example, US Fire and North River, Crum & Forster’s principal insurance company subsidiaries, reported negative earned surplus of US$80.4 million and earned surplus of US$1.7 million, respectively, at June 30, 2003 and, as a result, neither company currently has any dividend capacity. North River will have dividend capacity in 2004 based on its earned surplus at December 31, 2003. No assurance can be given that some or all of our operating subsidiaries’ jurisdictions will not adopt statutory provisions more restrictive than those currently in effect. In addition, Crum & Forster currently is not permitted under the terms of the indenture governing its senior notes to pay us any dividends. Our subsidiaries may incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these debentures when due.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the debentures.

      Our obligations under the debentures rank equally with our unsecured senior indebtedness. We may incur additional indebtedness in the future, which could have important consequences to holders of the debentures, including the following:

•	we could have insufficient cash to meet our financial obligations, including our obligations under the debentures;

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired; and

•	a significant degree of debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of our insurance subsidiaries.

Because the indenture under which the debentures will be issued contains no financial covenants, holders of the debentures may not be protected in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The indenture under which the debentures will be issued may not sufficiently protect holders of debentures in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture does not contain:

•	any provision restricting us or any of our subsidiaries from incurring, assuming or being liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock;

•	any restrictions on the ability of our subsidiaries to issue securities that would be senior to the common shares of the subsidiary held by us;

•	any financial ratios or specified level of net worth to which we or our subsidiaries must adhere;

•	any restrictions on our ability to pledge our assets as collateral or otherwise encumber our assets; or

•	any restrictions on our ability to contribute our assets to our insurance subsidiaries.

We may be unable to meet the requirements under the indenture to purchase your debentures upon a change of control.

      Upon a change of control, as defined in the indenture, you may require us to purchase all or a portion of your debentures. If a change of control were to occur, we may not have enough funds to pay the purchase price for all tendered debentures in cash. Future credit agreements or other agreements relating to our indebtedness might prohibit the purchase of the debentures and provide that a change of control constitutes an event of default. If a change of control occurs at a time when we are prohibited from purchasing the debentures, we could seek the consent of our lenders to purchase the debentures or could attempt to refinance this debt. If we do not obtain such consent, we will not be able to purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change of control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term “change of control” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the debentures upon a change of control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Any decrease in the price of our subordinate voting shares could adversely affect the trading price of the debentures.

The market price of the debentures may be affected by the market price of our subordinate voting shares. This may result in greater volatility in the trading price of the debentures than would be expected for nonconvertible debt securities we issue. In particular, decreases in the market price of our subordinate voting shares could result in decreases in the trading price of the debentures.

Our subordinate voting shares price and, therefore, the price of the debentures, may be subject to fluctuations and volatility.

The market price of our subordinate voting shares has been subject to fluctuations. These fluctuations could continue and could cause fluctuations in the price of the debentures. Among the factors that could affect our subordinate voting shares price are those discussed above, as well as:

•	actual or anticipated variations in our operating results;

•	introductions of innovations, new services or products or significant price reductions by us or our competitors;

•	changes in financial reports by securities analysts;

•	a downgrade, suspension or withdrawal of the rating assigned by a rating agency to our senior debt;

•	the occurrence of major catastrophic events; and

•	general market conditions.

      The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our subordinate voting shares and of the debentures.

The price at which you may be able to resell your debentures may be adversely affected by factors that are beyond our control.

      If you are able to resell your debentures, the price you receive will depend on many factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the debentures;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the trading price of our subordinate voting shares;

•	the redemption and repayment features of the debentures to be sold; and

•	the time remaining to the maturity of your debentures.

As a result of these factors, you may only be able to sell your debentures at prices below those you believe to be appropriate, including prices below the price you paid for them.

There may be no active market for the debentures.

      We cannot be sure that any active market for the debentures will develop, or if one does develop, that it will be maintained. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could decline. We do not intend to apply for listing of the debentures on any securities exchange or any automated quotation system.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the debentures by any holders thereof or from the issuance of any subordinate voting shares upon conversion, redemption, purchase or maturity of any debentures, or from the sale of any such subordinate voting shares.

CAPITALIZATION

      The table below sets forth our actual capitalization as of June 30, 2003 under Canadian GAAP. The “As Adjusted” column reflects our capitalization after giving effect to the issuance of US$200.0 million aggregate principal amount of the debentures, and the receipt of the net proceeds therefrom. You should read this table in conjunction with the consolidated financial statements and related notes that are incorporated by reference into this prospectus.

	As of June 30, 2003(1)

	Actual		As Adjusted

	(Canadian dollars
	in millions)
Cash, short term investments and marketable securities(2)	$596.9		$859.5

Debt
Bank indebtedness	$—		$—
Unsecured senior notes (US$1,043.3; $25.0; €45.7)	1,497.4		1,497.4
Other long-term debt (US$678.0)	917.3	(3)	917.3	(3)
Indebtedness of Lindsey Morden	163.7		163.7
Purchase consideration payable	274.1		274.1
Trust preferred securities	108.0		108.0
Convertible senior debentures due 2023(4)	—		134.0

Total debt	2,960.5		3,094.5

Non-controlling interests(5)	545.5		545.5

Shareholders’ equity
Common shareholders’ equity	2,221.7		2,221.7
Preferred shares	200.0		200.0
Other paid in capital(4)	—		136.8
Retained earnings	1,614.6		1,614.6
Currency translation account	(247.6)		(247.6)

Total shareholders’ equity	3,788.7		3,925.5

Total capitalization	$7,294.7		$7,565.5

Debt/total capitalization	40.6%		40.9%
Net debt/total capitalization(6)	32.4%		29.5%

(1)	Based on an exchange rate of US$0.7388 = $1.00.

(2)	Not subject to restrictions, except, in the as adjusted column, for US$63.1 million deposited in an escrow account to pre-fund the first four semi-annual interest payments on the Crum & Forster senior notes.

(3)	Includes US$200.0 million of indebtedness of OdysseyRe and US$300.0 million of indebtedness of Crum & Forster.

(4)	In accordance with Canadian GAAP, the convertible senior debentures issued July 14, 2003 are recorded as components of debt and equity. The present value of the interest cost associated with such debentures, discounted at 8% per annum, is presented as debt and the balance is shown as paid in capital. Issue costs have not been netted against the paid in capital amount and would have approximated $2.6 million net of tax. The Canadian Institute of Chartered Accountants has recently issued for public comment a proposal to change current Canadian GAAP, retroactively, such that the amount to be recorded in equity would represent the value of the holders’ option to convert the debentures into subordinate voting shares and the current remaining equity portion, amounting to US$41.7 million, would instead be included in liabilities as long-term debt.

(5)	Includes minority interests in OdysseyRe, Northbridge and Lindsey Morden.

(6)	Net debt equals total debt minus cash and cash equivalents (including US$63.1 million deposited in the escrow account referred to in (2) above). Total capitalization equals total debt plus non-controlling interests plus total equity.

      The table below sets forth our actual capitalization as of June 30, 2003 under U.S. GAAP. The “As Adjusted” column reflects our capitalization after giving effect to the issuance of US$200.0 million aggregate principal amount of the debentures and the receipt of the net proceeds therefrom.

	As of June 30, 2003(1)

	Actual			As Adjusted

	(Canadian dollars
	in millions)
Cash, short term investments and marketable securities(2)		$596.9		$859.5

Debt
Bank indebtedness	$			$—
Unsecured senior notes (US$1,043.3; $25.0; €45.7)		1,497.4		1,497.4
Other long-term debt (US$678.0)		917.3	(3)	917.3	(3)
Indebtedness of Lindsey Morden		163.7		163.7
Purchase consideration payable		274.1		274.1
Trust preferred securities		108.0		108.0
Convertible senior debentures due 2023		—		270.8

Total debt		2,960.5		3,231.3

Non-controlling interests(4)		545.5		545.5

Shareholders’ equity
Common shareholders’ equity		2,221.7		2,221.7
Preferred shares of subsidiaries		200.0		200.0
Retained earnings		1,077.5		1,077.5
Other comprehensive income		(5.2)		(5.2)

Total shareholders’ equity		3,494.0		3,494.0

Total capitalization		$7,000.0		$7,270.8

Debt/total capitalization		42.3%		44.4%
Net debt/total capitalization(5)		33.8%		32.6%

(1)	Based on an exchange rate of US$0.7388 = $1.00.

(2)	Not subject to restrictions, except, in the as adjusted column, for US$63.1 million deposited in an escrow account to pre-fund the first four semi-annual interest payments on the Crum & Forster senior notes.

(3)	Includes US$200.0 million of indebtedness of OdysseyRe and US$300.0 million of indebtedness of Crum & Forster.

(4)	Includes minority interests in OdysseyRe, Northbridge and Lindsey Morden.

(5)	Net debt equals debt minus cash and cash equivalents (including US$63.1 million deposited in the escrow account referred to in (2) above). Total capitalization equals total debt plus non-controlling interests plus total equity.

EARNINGS COVERAGE RATIO

      The following consolidated financial ratios are calculated for the twelve-month periods ended December 31, 2002 and June 30, 2003 and give effect to the issuance of all of our long-term debt and repayment or redemption thereof as of these dates and are adjusted to give effect as of the beginning of the applicable period to:

•	our new credit facility;

•	the issuance of US$300.0 million 10.375% senior notes due 2013 by Crum & Forster on June 5, 2003, the receipt of US$217.9 million net proceeds therefrom and the application of $63.5 million of such net proceeds to repay bank indebtedness; and

•	the issuance of US$200.0 million aggregate principal amount of the debentures and the receipt of the net proceeds therefrom.

	Twelve Months Ended		Twelve Months Ended
	December 31, 2002		June 30, 2003

	Actual	Pro Forma	Actual	Pro Forma

Earnings coverage(1)	4.2x	2.2x	7.1x	4.5x

(1)	Earnings coverage is equal to net income (excluding unusual items before interest expense and income taxes divided by interest expense on all debt).

      Our interest expense requirements amounted to approximately $136.7 million and $167.6 million for the twelve-month periods ended December 31, 2002 and June 30, 2003, respectively. Our earnings before interest expense and income tax for the twelve-month periods ended December 31, 2002 and June 30, 2003 were approximately $569.2 million and $1,186.8 million, respectively, which is 4.2 times and 7.1 times our interest expense requirements for these periods.

      After giving effect to the issuance of the Crum & Forster 10.375% senior notes due 2013 and the debentures, our interest expense requirements would have amounted to approximately $198.0 million and $224.4 million for the twelve-month periods ended December 31, 2002 and June 30, 2003, respectively. After giving effect to the issuance of the Crum & Forster 10.375% senior notes due 2013 and the debentures, our earnings before interest expense and income tax for the twelve-month periods ended December 31, 2002 and June 30, 2003 would have been approximately $576.7 million and $1,193.7 million, respectively, which would have been 2.2 times and 4.5 times our interest expense requirements for these periods.

RATINGS

      On July 10, 2003, Standard & Poor’s Corporation (S&P) assigned a BB rating to the debentures.

      Credit ratings are intended to provide investors with an independent measure of credit quality of any issue of securities. The credit ratings accorded to the debentures by the rating agencies are not recommendations to purchase, hold or sell the debentures inasmuch as such ratings do not comment as to market price or suitability for a particular investor. Each rating should be evaluated independently of any other rating. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant.

      S&P’s credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. According to the S&P rating system, debt securities rated BB are less vulnerable to nonpayment than other speculative issues. However, the obligor faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions, which could lead to the obligor’s inadequate capacity to meet its financial commitment on the debt securities. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major categories.

DESCRIPTION OF THE DEBENTURES

      The following description is only a summary of the material provisions of the debentures and the indenture governing the debentures. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the debentures. When we refer to “Fairfax Financial Holdings Limited,” “Fairfax,” “we,” “our” or “us” in this section, we refer only to Fairfax Financial Holdings Limited, a Canadian corporation, and not its subsidiaries.

General Terms of the Debentures

      We issued US$200,000,000 aggregate principal amount of the debentures under an indenture dated as of July 14, 2003, between us and The Bank of New York, as trustee. The terms of the debentures include those provided in the indenture and those provided in the registration rights agreement, dated as of July 14, 2003, among us, Banc of America Securities LLC, Ferris, Baker Watts, Incorporated and BNY Capital Markets, Inc.

      The debentures are:

•	general unsecured obligations of Fairfax, ranking equally with all of our other existing and future obligations that are unsecured and unsubordinated; as of June 30, 2003, we had approximately $1.5 billion of senior debt;

•	effectively subordinated to any of our future secured debt to the extent of the assets securing such debt, including any indebtedness under our new credit facility; as of June 30, 2003, we had no secured debt;

•	effectively subordinated to all indebtedness and liabilities of our subsidiaries; as of June 30, 2003, our subsidiaries had approximately $1.5 billion of debt, not including other liabilities;

•	mature on July 15, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

      The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Fairfax, except to the extent described under “— Repurchase of Debentures at the Option of Holders — Change of Control Offer” and “— Conversion Rights — Conversion Rights Upon Occurrence of Certain Corporate Transactions” below.

      No sinking fund is provided for the debentures and the debentures will not be subject to defeasance. The debentures will be issued only in registered form, without coupons, in denominations of US$1,000 principal amount and integral multiples thereof.

      You may present definitive debentures for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the principal corporate trust office of the trustee, in care of The Depository Trust Company, or DTC, located at 55 Water Street, New York, New York 10041. For information regarding conversion, registration of transfer and exchange of global debentures, see “— Form, Denomination and Registration.” No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      We will make all payments at maturity on global debentures to DTC in immediately available funds, subordinate voting shares or a combination of cash and subordinate voting shares.

Interest

      The debentures will bear interest at a rate of 5% per year from July 14, 2003. We will also pay additional interest if we fail to comply with certain obligations as set forth below under “— Registration

Rights.” We will pay interest semiannually on January 15 and July 15 of each year beginning January 15, 2004, to holders of record at the close of business on the preceding January 1 and July 1, respectively.

      There are two exceptions to the preceding paragraph:

•	In general, we will not make any cash payment for accrued and unpaid interest on any debentures that are converted into our subordinate voting shares. Instead, accrued interest will be deemed paid by our subordinate voting shares received by holders on conversion. If a holder of debentures delivers a notice of conversion after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest on those debentures, notwithstanding the holder’s delivery of a notice of conversion with respect to those debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders debentures for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts debentures that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem debentures on a date that is after a record date but prior to the corresponding interest payment date, and prior to such redemption date a holder of debentures selected for redemption delivers a notice of conversion with respect to those debentures, the holder will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of interest it will receive on the interest payment date.

•	We will not pay interest to the holder of record on the record date if we elect to redeem, or holders elect to require us to repurchase, the debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being redeemed to, but not including, the redemption date or the repurchase date, as the case may be, to the same person to whom we will pay the principal of those debentures.

      Except as provided below, we will pay interest on:

•	global debentures to DTC in immediately available funds;

•	any definitive debentures having an aggregate principal amount of US$5,000,000 or less by check mailed to the holders of those debentures; and

•	any definitive debentures having an aggregate principal amount of more than US$5,000,000 by wire transfer in immediately available funds if requested by the holders of those debentures.

      At maturity we will pay interest on any definitive debentures at our office or agency in New York City, which initially will be the principal corporate trust office of the trustee, The Bank of New York, in care of DTC.

      Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts for Withholding Tax

      All payments made by us under or with respect to the debentures will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of (1) the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax, (2) any jurisdiction from or through which payment on the debentures is made, or any political subdivision or governmental authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the payor is organized or otherwise considered to be resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (hereinafter, the “Taxes”), unless we are required to withhold or deduct

Taxes by law or by the interpretation or administration thereof. If we are required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the debentures, we will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by each holder of debentures (including Additional Amounts) after such withholding or deduction (including such deduction or withholding from Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder (an “Excluded holder”) (i) with which we do not deal at arm’s length (within the meaning of the Canadian Tax Act) at the time of making such payment, or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the holder’s activity in connection with purchasing the debentures, by the mere holding of debentures or by reason of the receipt of payments thereunder. We will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

      We will furnish the holders of the debentures, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us or will, upon written request of each holder (other than an Excluded holder), reimburse each such holder for the amount of (x) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the debentures, and (y) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (x) or this clause (y) but excluding any such Taxes on such holder’s net income so that the net amount received by such holder (net of payments made under or with respect to the debentures) after such reimbursement will not be less than the net amount the holder would have received if Taxes on such reimbursement had not been imposed.

      At least 30 days prior to each date on which any payment under or with respect to the debentures is due and payable, if we will be obligated to pay Additional Amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Whenever in the indenture or in this “Description of the Debentures” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, change of control offer, purchase price, interest or any other amount payable under or with respect to any debenture, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Conversion Rights

General

      You may convert all or any portion of any outstanding debentures into our subordinate voting shares, subject to the conditions described below, initially at a conversion rate of 4.7057 shares per US$1,000 principal amount of the debentures (equal to an initial conversion price of approximately US$212.51 per share). Any debentures called for redemption must be surrendered for conversion prior to the close of business on the business day prior to the redemption date.

      The conversion rate is subject to adjustment as described below. We will not issue fractional subordinate voting shares upon conversion of the debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price of our subordinate voting shares on the business day immediately preceding the conversion date. You may convert debentures only in denominations of US$1,000 principal amount and integral multiples thereof.

      Upon determination that holders of debentures are or will be entitled to convert their debentures in accordance with the following provisions, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News and publish such information on our website as soon as practicable.

      If you have exercised your right to require us to repurchase your debentures as described under “— Repurchase of Debentures at the Option of Holders,” you may convert your debentures as provided below only if you withdraw your repurchase or change of control offer to repurchase notice and convert your debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

      Holders may surrender debentures for conversion until 5:00 p.m., New York City time, on July 15, 2023 only under the following circumstances:

      Conversion Rights Based on Subordinate Voting Share Price. Holders may surrender their debentures for conversion into our subordinate voting shares in any fiscal quarter of ours (and only during such fiscal quarter) beginning with the fiscal quarter ending December 31, 2003, if, as of the last day of the immediately preceding fiscal quarter, the sale price of our subordinate voting shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter exceeds 120% of the conversion price per subordinate voting share on such last trading day of such preceding fiscal quarter.

      The “sale price” of our subordinate voting shares on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the New York Stock Exchange Consolidated Tape or, if our subordinate voting shares are not listed on the New York Stock Exchange, or NYSE, then as reported on the principal U.S. securities exchange in which our subordinate voting shares are traded or by the Nasdaq system, as the case may be, or, if no such price is reported, as reported by the principal other market on which our subordinate voting shares are traded (currently the Toronto Stock Exchange), such price to be converted into U.S. dollars based on the Federal Reserve Bank of New York noon buying rate as reported for the exchange of U.S. dollars into Canadian dollars on such trading date.

      “Trading day” means a day during which trading in securities generally occurs on the NYSE or, if our subordinate voting shares are not listed for trading on the NYSE, on the principal U.S. securities exchange on which our subordinate voting shares are then traded or, if our subordinate voting shares are not listed for trading on a national or regional securities exchange, on the Nasdaq system or, if our subordinate voting share are not quoted on the Nasdaq system, on the principal other market on which our subordinate voting shares are then traded.

      Conversion Rights Upon Notice of Redemption. A holder may surrender for conversion, in accordance with the conversion rights provided herein, a debenture called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the debenture is not otherwise convertible at such time. A debenture for which a holder has delivered a repurchase notice or change of control repurchase notice as described below requiring us to purchase the debenture may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      Conversion Upon an Event of Default. If an event of default under the indenture has occurred with respect to the debentures, the debentures may be surrendered for conversion at any time during the continuance of such event of default. The debentures will cease to be convertible pursuant to this paragraph following the cure or waiver of such event of default.

      Conversion Rights Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange pursuant to which our subordinate voting shares will be converted into cash, securities or other property, and (i) we are not the surviving or resulting entity, (ii) the transaction is not with one of our affiliates and (iii) after the transaction, either more than 50% of the surviving or resulting entity’s total voting power is not held by our pre-transaction shareholders or more than 50% of the surviving or resulting entity’s directors were not directors of ours, then the debentures may be surrendered for conversion at any time during the period that commences on the date which is 15 days prior to the anticipated effective date of the transaction and ends on, and does not include, the date which is 15 days after the actual date of such transaction and, at the effective time, the right to convert a debenture into our subordinate voting shares will be changed into a right to convert it into the kind and amount of cash, securities or other property of ours or another person which the holder would have received if the holder had converted the holder’s debentures immediately prior to the effective time. However, if such event or transaction occurs before July 15, 2008, the consideration into which the debentures will be convertible will be limited to our subordinate voting shares or other prescribed securities (within the meaning of the Canadian Income Tax Act). As a result, in these circumstances, the consideration issuable on exercise of the conversion right could differ from the consideration received by the holders of subordinate voting shares pursuant to the event or transaction, but the conversion rate would be adjusted so that the consideration into which the debentures are convertible is equivalent in value at the date of the event or transaction to the value of the consideration received by the holders of subordinate voting shares pursuant to the event or transaction. If the transaction also constitutes a “change of control,” as defined below, the holder can require us to repurchase all or a portion of its debentures as described under “— Repurchase of Debentures at the Option of Holders — Change of Control Offer.”

      If we elect to make (1) a distribution described in the fourth clause of the first paragraph under “— Conversion Rate Adjustments” below or (2) a distribution of cash to all holders of our subordinate voting shares, in either case which distribution has a per share value equal to more than 15% of the sale price of our subordinate voting shares on the trading day immediately preceding the date the first public announcement of such distribution, we will be required to give notice to the holders of debentures at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the debentures may be surrendered for conversion at any time until the close of business on the business day immediately preceding the ex-dividend date for such distribution or the date we announce that such distribution will not take place. No distribution will cause an adjustment to the conversion rate or entitle a holder of a debenture to convert if we provide that holders of debentures will participate in the distribution without conversion.

Conversion Procedures

      By delivering to the holder the number of shares issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the debentures. That is, accrued and unpaid interest, including additional interest, if any, will be deemed to be paid in full rather than canceled,extinguished or forfeited. We will not adjust the conversion rate to account for any accrued and unpaid interest, including additional interest, if any.

      You will not be required to pay any taxes or duties relating to the issuance or delivery of our subordinate voting shares if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of our subordinate voting shares in a name other than your own. Certificates representing subordinate voting shares will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

      To convert interests in a global debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

      To convert a definitive debenture, you must:

•	complete the conversion notice on the back of the debentures (or a facsimile thereof);

•	deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent; pay all funds required, if any, relating to interest on the debentures to be converted to which you are not entitled, as described in “— Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

      The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of subordinate voting shares into which the debentures are converted (and cash in lieu of any fractional shares) will be delivered to you as soon as practicable on or after the conversion date.

Delivery of Cash, Subordinate Voting Shares or a Combination Thereof Upon Conversion

      Upon conversion, we may choose to deliver, in lieu of our subordinate voting shares, cash or a combination of cash and our subordinate voting shares, as described below. We will not issue fractional subordinate voting shares upon conversion of debentures. Instead, we will pay cash for the fractional amount based upon the closing market price of our subordinate voting shares determined as set forth in the indenture on the last trading day prior to the date of conversion.

      If the debentures are subject to purchase following a change of control, your conversion rights on the debentures so subject to purchase will expire at the close of business on the last business day before the purchase date or such earlier date as the debentures are presented for purchase, unless we default in the payment of the purchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured or the debentures are purchased. If you have submitted your debentures for purchase upon a change of control, you may only convert your debentures if you withdraw your election in accordance with the indenture.

      In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to maturity (the “final notice date”), the following procedures will apply: if we choose to satisfy all or any portion of our obligation (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the “cash settlement notice period”). If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of fractional shares), settlement of subordinate voting shares into which the debentures are converted (and cash in lieu of any fractional shares) will occur through the method described above as soon as practicable on or after the conversion date. If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 20 trading-day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (i) the aggregate principal amount of debentures to be converted divided by 1,000, multiplied by (ii) the conversion rate.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of debentures to be converted divided by 1,000, multiplied by (ii) the conversion rate, and

•	the average closing price of our subordinate voting shares on the NYSE (or, if our subordinate voting share are not listed on the NYSE, then as reported on the principal U.S. security exchange in which our subordinate voting shares are traded or by the Nasdaq system, or if no such price is reported, as reported by the principal other market on which our subordinate voting shares are traded, as the case may be) during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (“cash amount”) and a number of subordinate voting shares equal to the greater of (i) zero and (ii) the excess, if any, of the number of subordinate voting shares calculated as set forth in the first bullet of this paragraph over the number of subordinate voting shares equal to the sum, for each day of the cash settlement averaging period, of (x) 5% of the cash amount, divided by (y) the closing price of our subordinate voting shares on the NYSE (or, if our subordinate voting shares are not listed on the NYSE, then as reported on the principal U.S. security exchange in which our subordinate voting shares are traded or by the Nasdaq system, or if no such price is reported, as reported by the principal other market on which our subordinate voting shares are traded, as the case may be). In addition, we will pay cash for all fractional shares.

If you have exercised your right to require us to purchase your debentures upon a change of control as described below under “— Repurchase of Debentures at the Option of Holders — Change of Control Offer” you may convert your debentures as provided above only if you withdraw your change of control repurchase notice and convert your debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

      In the event that we receive your notice of conversion after the final notice date, the following procedures will apply: if we choose to satisfy all or any portion of the conversion obligation in cash, we will have notified you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above except that the “cash settlement averaging period” shall be the 20 trading-day period beginning on the day after the conversion date. If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of fractional shares), then with respect to conversions prior to the maturity date settlement through subordinate voting shares into which the debentures are converted (and cash in lieu of any fractional shares) will occur through the method described above as soon as practicable on or after the conversion date. In all other cases, settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

Conversion Rate Adjustments

      We will adjust the conversion rate if any of the following events occur:

(1) we issue our subordinate voting shares as a dividend or distribution on our subordinate voting shares;

(2) we issue to all holders of subordinate voting shares certain rights or warrants to purchase our subordinate voting shares, entitling them to purchase or subscribe for our subordinate voting shares at less than the then-current market price of our subordinate voting shares;

(3) we subdivide or combine our subordinate voting shares;

(4) we distribute to all holders of our subordinate voting shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

(a) rights or warrants listed in (2) above;

(b) dividends or distributions listed in (1) above; and

(c) cash distributions listed in (6) below.

(5) we or one of our subsidiaries make purchases of our subordinate voting shares pursuant to a tender offer or exchange offer for our subordinate voting shares to the extent such purchases involve an aggregate consideration that, together with:

•	any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our subordinate voting shares expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

•	the aggregate amount of any cash dividends referred to in (6) below to all holders of our subordinate voting shares within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer; and

(6) we make distributions or pay dividends consisting exclusively of cash to all holders of our subordinate voting shares to the extent that the aggregate amount of any such cash distributions and dividends in any 12 month period exceeds, with respect to the period:

•	prior to July 15, 2008, Cdn$3.00 per subordinate voting share (or if such distribution or dividend is declared in U.S. dollars, as determined using the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on the date such distribution or dividend is declared); or

•	on or after July 15, 2008, 4.0% of the current market price (as defined below) of our subordinate voting shares,

in each case as determined on the record date for such distribution or dividend; if an adjustment is required in respect of a distribution or dividend of cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the applicable record date by a fraction, (1) the numerator of which shall be the current market price of one subordinate voting share on the record date and (2) the denominator of which shall be such current market price less the amount of the excess distribution or dividend applicable to one subordinate voting share.

      “Current market price” shall mean the average of the daily closing sale prices per subordinate voting share for the three consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the subordinate voting shares trade regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

      In the event of:

•	any reclassification of our subordinate voting shares;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of our property or assets substantially as an entirety;

in which holders of subordinate voting shares would be entitled to receive stock, other securities, other property, assets or cash for their subordinate voting shares, the conversion rate will not be adjusted, provided that upon conversion of your debentures you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the debentures into our subordinate voting shares immediately prior to any of these events. However, if such event or transaction occurs before July 15, 2008, the consideration into which the debentures will be convertible will be limited to our subordinate voting shares or other prescribed securities (within the meaning of the Canadian Income Tax Act). As a result, in these circumstances, the consideration issuable on exercise of the conversion right could differ from the consideration received by the holders of subordinate voting shares pursuant to the event or transaction, but the conversion rate would be adjusted so that the consideration into which the debentures are convertible is equivalent in value at the date of the event or transaction to the value of the consideration received by the holders of subordinate voting shares pursuant to the event or transaction.

      We will not make any adjustment if holders of debentures may participate in the transactions described above or in cases:

•	where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one subordinate voting share and are distributed to stockholders equals or exceeds the average sale price of our subordinate voting shares over a specified period; or

•	in which the average sale price of our subordinate voting shares over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than US$1.00.

      Rather than being entitled to an adjustment in the conversion price, the holder of a debenture will be entitled to receive upon conversion, in addition to our subordinate voting shares, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its debentures immediately prior to the record date for determining the shareholders entitled to receive the distribution. However, if such event or transaction occurs before July 15, 2008, the consideration into which the debentures will be convertible will be limited to our subordinate voting shares or other prescribed securities (within the meaning of the Canadian Income Tax Act). As a result, in these circumstances, the consideration issuable on exercise of the conversion right could differ from the consideration received by the holders of subordinate voting shares pursuant to the event or transaction, but the conversion rate would be adjusted so that the consideration into which the debentures are convertible is equivalent in value at the date of the event or transaction to the value of the consideration received by the holders of subordinate voting shares pursuant to the event or transaction.

      To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of subordinate voting shares resulting from any stock distribution.

      You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of subordinate voting shares or in certain other situations requiring a conversion rate adjustment. See “United States Taxation — United States Holders — Adjustment of Conversion Price.”

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our subordinate voting shares or convertible or exchangeable securities or rights to purchase our subordinate voting shares or convertible or exchangeable securities.

Payment at Maturity

      At maturity, we will be entitled to redeem all outstanding debentures and holders of the debentures will be entitled to receive the principal amount of the debentures plus accrued and unpaid interest. We may pay the redemption price at maturity in cash, subordinate voting shares, or a combination thereof. In the case of payment of the redemption price in subordinate voting shares, the number of subordinate voting shares a holder will receive will equal the relevant amount of the purchase price divided by 98.25% of the average of the sale prices of our subordinate voting shares for the 20 trading days immediately preceding and including the third trading day prior to the repurchase date.

Provisional Redemption by Us

      We may redeem any portion of the debentures at any time prior to July 15, 2008 for cash, subordinate voting shares or a combination thereof, at a redemption price equal to the principal amount of the debentures to be redeemed plus any accrued and unpaid interest if:

•	the sale price of our subordinate voting shares has exceeded US$293.12 for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption; and

•	the shelf registration statement covering resales of the debentures and the subordinate voting shares is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required pursuant to the terms of the registration rights agreement.

      We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of debentures. The notice of redemption will indicate whether we will pay the redemption price in cash, subordinate voting shares, or a combination thereof. In the case of payment of the redemption price in subordinate voting shares, the number of subordinate voting shares a holder will receive will equal the relevant amount of the purchase price divided by 98.25% of the average of the sale prices of our subordinate voting shares for the 20 trading days immediately preceding and including the third trading day prior to the repurchase date. Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

      If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of US$1,000 or integral multiples thereof, by lot or on a pro rata basis. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Optional Redemption by Us

      On or after July 15, 2008, we may redeem the debentures for cash, subordinate voting shares or a combination thereof, at any time as a whole, or from time to time in part, at a redemption price equal to the principal amount of the debentures redeemed, plus accrued and unpaid interest, including additional interest, if any, to the redemption date.

      We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of debentures. The notice of redemption will indicate whether we will pay the redemption price in cash, subordinate voting shares, or a combination thereof. In the case of payment of the redemption price in subordinate voting shares, the number of subordinate voting shares a holder will receive will equal the relevant amount of the purchase price divided by 98.25% of the average of the sale prices of our subordinate voting shares for the 20 trading days immediately preceding and including the third trading day prior to the repurchase date. Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

      If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of US$1,000 or integral multiples thereof, by lot or on a pro rata basis. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Debentures at the Option of Holders

Optional Put

      On July 15, 2008, 2013 and 2018, holders may require us to repurchase any outstanding debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to the principal amount of those debentures plus accrued and unpaid interest, including additional interest, if any, to the repurchase date.

      Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

      Instead of paying the purchase price in cash, we may pay the purchase price in cash, subordinate voting shares or a combination thereof, at our option. In the case of payment of the redemption price in subordinate voting shares, the number of subordinate voting shares a holder will receive will equal the relevant amount of the purchase price divided by 98.25% of the average of the sale prices of our subordinate voting shares for the 20 trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay the purchase price in subordinate voting shares or a combination of subordinate voting shares and cash unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the our subordinate voting shares to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the our subordinate voting shares to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of our subordinate voting shares on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

      We will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below and whether the purchase price will be paid in cash or subordinate voting shares, or a combination with a portion payable in cash or subordinate voting shares.

      Because the sale price of our subordinate voting shares will be determined prior to the applicable repurchase date, holders of debentures bear the market risk that our subordinate voting shares will decline in value between the date the sale price is calculated and the repurchase date.

      The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

•	the certificate numbers of the holders’ debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be US$1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures.

      A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of debentures being withdrawn;

•	the certificate numbers of the debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remain subject to the repurchase notice.

      In connection with any repurchase or offer to repurchase, as the case may be, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

      Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

      If the paying agent holds money or subordinate voting shares sufficient to pay the purchase price of the debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest, including additional interest, if any, on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

      Our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

Change of Control Offer

      We will be required to offer to purchase all of the debentures as of a date that is 30 days after notice of the occurrence of a change of control, at a purchase price equal to the principal amount of all debentures you require us to repurchase plus accrued and unpaid interest, including additional interest, if any, on those debentures to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the debentures or to repurchase debt of our subsidiaries, upon a change of control, if similar change of control offers are or will be required by our other senior debt or other subsidiary debt.

      Instead of paying the purchase price in cash, we may pay the purchase price in our subordinate voting shares or, in the case of a merger in which we are not the surviving corporation, subordinate voting shares, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation, cash or a combination of the applicable securities and cash, at our option. In the case of payment of the redemption price in subordinate voting shares, the number of shares of the applicable subordinate voting shares or securities a holder will receive will equal the relevant amount of the purchase price divided by 98.25% of the average of the sale prices of the applicable subordinate voting shares or securities for the 20 trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in the applicable subordinate voting shares or securities or a combination of the applicable subordinate voting shares or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of the applicable subordinate voting shares or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of the applicable subordinate voting shares or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the applicable subordinate voting shares or securities on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

      Within 30 business days after the occurrence of a change of control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change of control, which notice shall state, among other things:

•	the events causing a change of control;

•	the date of such change of control;

•	the last date on which the change of control purchase notice must be given;

•	the change of control purchase price;

•	the change of control purchase date;

•	whether we will pay the change of control purchase price in cash or subordinate voting shares or any combination thereof, specifying the percentage of each;

•	if we elect to pay in subordinate voting shares, the method of calculating the average market price of subordinate voting shares;

•	the name and address of the pay agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that debentures with respect to which a change of control purchase notice is given by the holder may be converted only if the change of control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To accept the change of control purchase offer, the holder must deliver a written change of control purchase notice (a “change of control purchase notice”) to the paying agent prior to the close of business on the change of control purchase date. The required change of control purchase notice shall state:

•	the certificate numbers of the debentures to be delivered by the holder;

•	the portion of the aggregate principal amount of the debentures to be purchased, which portion must be US$1,000 or an integral multiple of US$1,000;

•	that we are to purchase such debentures pursuant to the change of control offer; and

•	in the event that we elect, pursuant to the notice that we are required to give, to pay the change of control purchase price in subordinate voting shares, in whole or in part, but the change of control purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of such price or portion of such price in subordinate voting shares is not satisfied prior to the close of business on the change of control purchase date, as described below, whether the holder elects:

(1)	to withdraw the change of control purchase notice as to some or all of the debentures to which it relates, or

(2)	to receive cash in respect of the entire change of control purchase price for all debentures or portions of debentures subject to such change of control purchase notice.

      If the holder fails to indicate its choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the change of control purchase notice in these circumstances.

      A holder may withdraw any change of control purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the change of control purchase date. The notice of withdrawal shall state:

•	the principal amount of the debentures being withdrawn;

•	the certificate numbers of the debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remain subject to a change of control purchase notice.

      Payment of the change of control purchase price for a debenture for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after the delivery of such change of control purchase notice. Payment of the change of control purchase price for such debenture will be made promptly following the later of the change of control purchase date or the time of delivery of such debenture.

      Because the sale price of the applicable subordinate voting shares or securities will be determined prior to the applicable repurchase date, holders of debentures bear the market risk that the applicable subordinate voting shares or securities will decline in value between the date the sale price is calculated and the repurchase date.

      A “change of control” will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

•	the acquisition by Mr. Prem Watsa (the “Controlling Shareholder”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of 70% or more of the aggregate of our multiple voting shares and our subordinate voting shares then outstanding, other than any acquisition by us, any of our subsidiaries, or any of our employee benefit plans (except that the Controlling Shareholder shall be deemed to have beneficial ownership of all securities he has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

•	the number of our Series I preferred shares and our multiple voting shares collectively beneficially held, directly or indirectly, by the Controlling Shareholder (or any of his heirs, executors or administrators) falls below 1,197,480 shares; or

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d) (3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries, or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of our properties and assets substantially as an entirety to another person, other than any transaction:

(1)	Where we or one of our affiliates is the surviving or continuing or resulting entity; and

(2)	Where more than 50% of the board of directors of the surviving or continuing or resulting entity were members of our board of directors; and

(3)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(4)	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

(5)	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding subordinate voting shares, if at all, solely into subordinate voting shares, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

      However, notwithstanding the foregoing, we will not be required to make an offer if:

•	the sale price per subordinate voting share for any five trading days within:

(1)	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above, or

(2)	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

exceeds the conversion price of the debentures in effect on each of those five trading days; or

•	90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of subordinate voting shares, ordinary shares or American Depositary Shares traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the debentures become convertible into those subordinate voting shares, ordinary shares or American Depositary Shares (and any rights attached thereto).

      Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

      Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the debentures. We will comply with this rule and file a Schedule TO (or any similar schedule) to the extent applicable at that time. To the extent any time period set forth in the indenture is inconsistent with the requirements of the Exchange Act or Canadian law or any rules or regulations thereunder, we will comply with such laws or rules or regulations.

      The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our assets “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under applicable law. Accordingly, your ability to require us to repurchase your debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

      If the paying agent holds money or subordinate voting shares sufficient to pay, in accordance with the terms of the indenture, the purchase price of the debentures which holders have accepted our offer to repurchase on the business day following the repurchase date, then, immediately after the repurchase date, those debentures will cease to be outstanding and interest, including additional interest, if any, on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

      The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

      Our ability to repurchase debentures for cash upon the occurrence of a change of control is subject to important limitations. Because we are a holding company, our ability to repurchase the debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. If we are required to offer to repurchase the debentures at a time when we are prohibited from paying the repurchase price in cash under the terms of our then existing senior debt, including our new credit facility, we will elect to pay the repurchase price of the debentures in our subordinate voting shares. In addition, the occurrence of a change of control could cause an event of default under, or be prohibited or limited by the terms of, our other senior debt, including the new credit facility. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right.

      The change of control repurchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate our subordinate voting shares;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the change of control repurchase feature is a standard term contained in securities similar to the debentures.

Merger and Sales of Assets

      The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to another person unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof;

•	such corporation (if other than us) assumes all our obligations under the debentures and the indenture; and

•	we are not, or such successor is not, then or immediately thereafter in default under the indenture.

      The occurrence of certain of the foregoing transactions could constitute a change of control.

      This indenture covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our assets substantially as an entirety. There is no precise, established definition of the phrase “substantially as an entirety” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

      Each of the following constitutes an event of default under the indenture:

•	default in our obligation to convert debentures into our subordinate voting shares upon exercise of a holder’s conversion right;

•	default in our obligation to repurchase debentures at the option of holders;

•	default in our obligation to redeem debentures after we have exercised our redemption option;

•	default in our obligation to pay the principal amount of the debentures at maturity, or when otherwise due and payable;

•	default in our obligation to pay any interest, including additional interest, if any, when due and payable, and continuance of such default for a period of 30 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

•	a failure to pay when due at maturity or a default, event of default or other similar condition or event (however described) that results in the acceleration of maturity of any indebtedness for borrowed money of Fairfax or its designated subsidiaries (including, without limitation, the new revolving credit facility) in an aggregate amount of US$25.0 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the debentures then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us, any of our subsidiaries that is a designated subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

      A “designated subsidiary” shall mean: (i) each of Odyssey Re Holdings Corp., Crum & Forster Holdings Corp. and Northbridge Financial Corporation, in each case so long as it is a subsidiary (as defined in Rule 405 under the Securities Act) of Fairfax; and (ii) any future, direct or indirect, subsidiary of Fairfax whose assets constitute 25% or more of the total assets of Fairfax on a consolidated basis.

      The indenture will provide that the trustee shall, within 90 days of the occurrence of an event of default, give to the registered holders of the debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under any of the first five bullets above.

      If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the debentures plus accrued and unpaid interest, including additional interest, if any, through such date shall become immediately due and payable without any action by the trustee or any holder. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the debentures due and payable at their principal amount plus accrued and unpaid interest, including additional interest, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding upon the conditions provided in the indenture.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

      The indenture (including the terms and conditions of the debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each debenture affected by such change to:

•	change the maturity of any debenture or the payment date of any installment of interest or additional interest payable on any debentures;

•	reduce the principal amount of, or any interest or addition interest on, redemption price or repurchase price (including change of control repurchase price) on, any debenture;

•	impair or adversely affect the conversion rights of any holder of debentures;

•	change the currency of payment of such debentures or interest thereon;

•	alter the manner of calculation or rate of accrual of interest or additional interest on any debenture or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any debenture;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders or the conversion rights of holders of the debentures;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of debentures;

•	reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of debentures outstanding required for any other waiver under the indenture.

Changes Requiring Majority Approval

      The indenture (including the terms and conditions of the debentures) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding.

Changes Requiring No Approval

      The indenture (including the terms and conditions of the debentures) may be modified or amended by us and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of debentures;

•	surrendering any right or power conferred upon us;

•	adding additional dates on which you may require us to repurchase your debentures;

•	providing for conversion rights of holders of debentures if any reclassification or change of our subordinate voting shares or any consolidation, merger or sale of our assets substantially as an entirety occurs;

•	providing for the assumption of our obligations to the holders of debentures in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of debentures;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or the Canada Business Corporations Act;

•	making any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures in any material respect.

In addition, we may in the future without your consent amend the indenture to eliminate our ability to pay the purchase price for the debentures in subordinate voting shares on any purchase date after the date of that amendment.

Form, Denomination and Registration

      Denomination and Registration. The debentures were issued in fully registered form, without coupons, in denominations of US$1,000 principal amount and integral multiples thereof.

      Global Debentures. Book-Entry Form. Debentures are evidenced by one or more global debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

      Record ownership of the global debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global debentures directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      So long as Cede & Co., as nominee of DTC, is the registered owner of the global debentures, Cede & Co. for all purposes will be considered the sole holder of the global debentures. Except as provided below, owners of beneficial interests in the global debentures:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global debentures.

      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

      We will wire, through the facilities of the trustee, payments of principal and interest, including additional interest, payments on the global debentures to Cede & Co., the nominee of DTC, as the registered owner of the global debentures. None of us, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global debentures to owners of beneficial interests in the global debentures.

      It is DTC’s current practice, upon receipt of any payment of principal or interest on the global debentures, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the debentures represented by the global debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in debentures represented by the global debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      If you would like to convert your debentures into subordinate voting shares pursuant to the terms of the debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the debentures represented by global debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including, without limitation, the presentation of debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global debentures are credited and only for the principal amount of the debentures for which directions have been given.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause debentures to be issued in definitive form in exchange for the global debentures. None of Fairfax, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global debentures.

      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

      The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Enforceability of Foreign Judgments

      Since a substantial portion of our assets are outside the United States, any judgment obtained in the United States against us, including any judgment with respect to the payment of principal or interest on the debentures may not be collectible within the United States.

      We have been informed by our Canadian counsel, Torys LLP, that the laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in that province on any final and conclusive judgment in personam of any federal or state court located in the Borough of New York, The City of New York, State of New York (a “New York Court”) that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if: (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of Ontario (and submission by us in the indenture to the jurisdiction of the New York Court will be sufficient for this purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or other rule of law, whether equitable, legal or statutory and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of Ontario and the federal laws of Canada applicable therein or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (iv) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by a Canadian court; (v) interest payable on the debentures is not characterized by a court in the Province of Ontario as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada) and (vii) the action to enforce such judgment is commenced within the applicable limitation period; except that a court in the Province of Ontario may only give judgment in Canadian dollars. In the opinion of such counsel, there are currently no reasons under the law of Ontario for avoiding recognition of said judgments of New York Courts under the indenture or on the debentures based upon public policy. We have been advised by such counsel that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

Consent to Jurisdiction and Service

      The indenture provides that we have irrevocably designated and appointed CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011, as our authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the indenture or the debenture that may be instituted in any New York Court, or brought under U.S. federal or state securities laws, or brought by the trustee, and will irrevocably submit to such jurisdiction.

Information Concerning the Trustee

      The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the debentures. The Bank of New York is the transfer agent and registrar for our subordinate voting shares. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

Calculations in Respect of Debentures

      We or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the market prices of the debentures and of our subordinate voting shares and amounts of additional interest payments, if any, on the debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

DESCRIPTION OF CAPITAL STOCK

      Our authorized share capital consists of an unlimited number of multiple voting shares carrying ten votes per share, an unlimited number of subordinate voting shares carrying one vote per share and an unlimited number of preferred shares, issuable in series. At June 30, 2003, there were 1,548,000 multiple voting shares, 13,284,518 subordinate voting shares, 8,000,000 Series A preferred shares and no Series B preferred shares outstanding. The number of subordinate voting shares outstanding includes 799,230 shares effectively held by Fairfax through an ownership interest in Sixty Two Investment Company Limited.

Multiple Voting Shares and Subordinate Voting Shares

Dividend Rights

      Holders of multiple voting shares and subordinate voting shares participate equally as to dividends and are entitled to dividends, in equal amounts per share and at the same time, that our board of directors may declare out of legally available funds, subject to the preferential dividend rights of the preferred shares.

Voting Rights

      Holders of multiple voting shares and subordinate voting shares are entitled to receive notice of any meeting of our shareholders and may attend and vote at such meetings, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote. The multiple voting shares are entitled to ten votes per share, except as set forth below, and the subordinate voting shares are entitled to one vote per share.

      The ten votes per share attached to the multiple voting shares are automatically and permanently reduced to one vote per share if:

(i) the number of the multiple voting shares held by The Sixty Two Investment Company Limited (and its 75% owned subsidiaries, of which there are currently none) falls below 1,197,480 shares, unless this results from a sale of shares to purchasers who make an equivalent unconditional offer to purchase all outstanding subordinate voting shares; or

(ii) the number of the multiple voting shares held by purchasers referred to in (i) above (and their 75% owned subsidiaries) falls below 1,197,480.

      A change of control of Sixty Two or a purchaser referred to in (i) above will disqualify that shareholder’s holding of shares for the purposes of the calculations contained in (i) and (ii) above. Except in connection with a sale to a purchaser who makes an offer to purchase all outstanding subordinate voting shares as contemplated by (i) above, Sixty Two has agreed with us that it will not sell our shares carrying multiple voting rights (except to its 75% owned subsidiaries).

      The number of votes attached to the multiple voting shares will automatically but temporarily be reduced to one vote per share for any shareholders’ meeting if, during the three months ending ten days prior to the date we send notice of the shareholders’ meeting, the weighted average trading price in the principal trading market of the subordinate voting shares for any period of thirty consecutive trading days is less than $4.00 per share (subject to adjustment).

Preemptive, Subscription, Redemption and Conversion Rights

      Holders of subordinate voting shares and multiple voting shares have no preemptive, subscription or redemption rights. Holders of subordinate voting shares have no conversion rights. Multiple voting shares are convertible at any time into subordinate voting shares on the basis of one subordinate voting share for each multiple voting share being converted.

Liquidation Rights

      Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the subordinate voting shares and multiple voting shares, without preference or distinction, are entitled to receive ratably all of our assets remaining after payment of all debts and other liabilities, subject to the prior rights of holders of any outstanding preferred shares and any other prior ranking shares.

Modifications

      Modifications to the provisions attaching to the multiple voting shares as a class, or to the subordinate voting shares as a class, require the separate affirmative vote of two-thirds of the votes cast at meetings of the holders of the shares of each class.

      No subdivision or consolidation of the multiple voting shares or of the subordinate voting shares may take place unless the shares of both classes are subdivided or consolidated at the same time in the same manner and proportion.

      No rights to acquire additional shares or other securities or property of ours will be issued to holders of multiple voting shares or subordinate voting shares unless the same rights are issued at the same time to holders of shares of both classes.

Preferred Shares

Voting Rights

      The prior approval of not less than two-thirds of the votes cast at a meeting of holders of subordinate voting shares is required before we may create any class or series of shares that have voting rights (except as required by law or allowed if dividends are in arrears).

Dividend Rights and Return of Capital

      The preferred shares rank prior to the subordinate voting shares and multiple voting shares and to any other junior shares in the payment of dividends and the return of capital in the event of our liquidation, dissolution or winding up. Preferred shares of each series shall rank on a parity with preferred shares of every other series with respect to priority in payment of dividends and return of capital in the event of our liquidation, dissolution or winding up.

Number, Designation, Dividends, Redemption, Retraction, Voting Rights and Conversion

      Each series of preferred shares is issuable in such number and with such designation, and is entitled or subject to such rights, privileges, restrictions, and conditions, including with respect to dividends, redemption, retraction, voting and conversion, as may be provided in the share conditions governing such series as established by the board of directors.

Series A Preferred Shares

      The Series A preferred shares are non-voting and are redeemable at our option on and after December 1, 2004. Dividends are payable at an annual rate of 6.5% per annum until November 30, 2004 and thereafter at rates no less than 5% per annum and based upon, among other things, the prime rate. The Series A preferred shares are not retractable at the option of the holder. The total number of authorized Series A preferred shares is 8,000,000, all of which are currently issued and outstanding. Series A preferred shares are convertible into Series B preferred shares on a one-for-one basis on December 1, 2004 and on December 1 in every fifth year thereafter, subject to certain conditions.

Series B Preferred Shares

      The Series B preferred shares are non-voting and are redeemable at our option on December 1, 2009 and on December 1 in every fifth year thereafter. Dividends are payable at an annual rate based upon, among other things, the yield of five year Government of Canada bonds. The Series B preferred shares are not retractable at the option of the holder. The total number of authorized Series B preferred shares is 8,000,000, none of which are currently issued and outstanding. Series B preferred shares are convertible into Series A preferred shares on a one-for-one basis on December 1, 2009 and on December 1 in every fifth year thereafter, subject to certain conditions.

Transfer Agent and Registrar

      Our registrar and transfer agent for our subordinate voting shares in Canada is CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario M5H 4A6, and in the United States is Mellon Investor Services LLC, 120 Broadway, 13th Floor, New York, New York 10271.

CERTAIN INCOME TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

      This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of the debentures or Fairfax subordinate voting shares and no representation is made with respect to the U.S. federal income tax consequences to any particular holder. Accordingly, prospective purchasers of the debentures should consult their own tax advisors with respect to the U.S. federal income tax considerations relevant to them, having regard to their particular circumstances, as well as the effect of any U.S. state, local or non-U.S. tax laws.

      This section describes the material U.S. federal income tax consequences to you if you are a U.S. holder of the debentures and subordinate voting shares into which the debentures may be converted. It applies to you only if you hold your debentures and subordinate voting shares into which those debentures may be converted as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a financial institution,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of our voting stock,

•	a person that holds the debentures or subordinate voting shares as part of a straddle or a hedging or conversion transaction, or

•	a person whose functional currency is not the U.S. dollar.

      This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

      You are a U.S. holder if you are a beneficial owner of the debentures or subordinate voting shares and you are:

•	a citizen or resident of the United States,

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) it has elected to be treated as a U.S. person under applicable Treasury regulations.

      For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow through entity is attributed to its partners or owners. Accordingly, if a partnership or other flow through entity holds the debentures or subordinate voting shares, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

Character of the Debentures

      Fairfax intends to treat the debentures as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment is correct. If the Internal Revenue Service (the “IRS”) were to successfully assert that the debentures should be treated as equity, the U.S. federal income tax consequences to you would be similar to those of a holder of subordinate voting shares after conversion as described under the headings “Dividends on Subordinate Voting Shares” and “Disposition of Subordinate Voting Shares” below.

Interest

      Except as set forth below, stated interest on a debenture will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

      Stated interest with respect to your debentures will constitute income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the U.S. foreign tax credit allowable to you as a U.S. holder. The rules governing the U.S. foreign tax credit are complex. You should consult your tax advisors regarding the availability of the U.S. foreign tax credit under your particular circumstances.

Market Discount

      If you purchase a debenture for an amount that is less than the principal amount, the amount of the difference will be treated as market discount unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, you will be required to treat any gain realized on the sale or other disposition of a debenture as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such debenture at the time of such disposition. Further, a disposition of a debenture by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such debenture had been sold at its then fair market value. In addition, if you purchase a debenture with market discount you may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debenture until the maturity of the debenture or its earlier disposition in a taxable transaction.

      Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a debenture, unless you elect to accrue market discount under the rules applicable to original issue discount. You may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply. Such election will apply to all debt instruments that you acquire on or after the beginning of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Market discount should be treated as interest income from sources without the United States and as “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the U.S. foreign tax credit allowable to you as a U.S. holder.

Bond Premium

      If you purchase a debenture for an amount that exceeds the sum of all amounts payable on the debenture after the date of acquisition (other than payments of stated interest), the amount of the difference may constitute amortizable bond premium. You may elect to amortize such premium as an offset to stated interest income on the debenture using a constant yield method over the period from your acquisition date to the debenture’s maturity date. Any such premium is not amortizable, however, to the extent that it reflects the value of the conversion privilege of the debenture. If you elect to amortize bond premium, you must reduce your tax basis in the debenture by the amount of the premium used to offset stated interest income as set forth above. Any election to amortize bond premium will apply to all debt instruments that you hold or acquire after the beginning of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Your election to amortize bond premium as an offset to stated interest income in respect of a debenture accordingly should offset your interest income from sources without the United States.

Disposition or Conversion of the Debentures

      Except as described below, upon the sale or other disposition of a debenture, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (except to the extent that such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and your adjusted tax basis in such debenture. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if your holding period for the debenture exceeds one year. Such gain or loss will be income or loss from sources within the United States for U.S. foreign tax credit limitation purposes. Long-term capital gain of a noncorporate U.S. holder, including an individual, is generally subject to a maximum tax rate of 15%.

      You will not recognize gain or loss if you receive solely subordinate voting shares pursuant to conversion, redemption or repurchase of your debentures. However, if a debenture held by you is converted, redeemed or repurchased for a combination of subordinate voting shares and cash you will recognize any realized gain to the extent that you receive cash. Your realized gain will be measured by the difference between the value of the consideration you receive for the debenture and your tax basis in the debenture. Any gain recognized will generally be capital gain, and will be long-term capital gain if the tendered debenture has been held for more than one year. Your tax basis in any subordinate voting shares received in exchange for a debenture will be the same as your tax basis in the debenture tendered to us in exchange, (excluding the portion of the tax basis that is allocable to any fractional share) decreased by the amount of any cash received in exchange for the debenture (other than cash received in lieu of a fractional share) and increased by the amount of any gain you recognize on the exchange (other than with respect to a fractional share). Your holding period for subordinate voting shares received in the exchange will include the holding period for the debenture tendered to us in the exchange. However, to the extent that the holding period for subordinate voting shares is attributable to accrued interest it will commence on the day following the conversion.

      Cash received in lieu of a fractional subordinate voting share upon conversion or redemption of a debenture or upon a tender of a debenture to us on a purchase date should be treated as a payment in exchange for the fractional share. Accordingly, if the subordinate voting share is a capital asset in your hands, the receipt of cash in lieu of a fractional subordinate voting share should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and your tax basis in the fractional share.

Constructive Dividend

      If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a constructive dividend to holders of the debentures that is taxable to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If we make cash distributions or pay cash dividends to our shareholders in excess of certain amounts and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase will likely be deemed to be the payment of a constructive dividend to holders of the debentures that is taxable to the extent described above.

Dividends on Subordinate Voting Shares

      You will include in gross income the gross amount of any dividend paid (before reduction for Canadian withholding taxes) by us out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as dividend income when you actually or constructively receive the dividend. With respect to noncorporate U.S. holders, including individuals, certain dividends paid by a qualified foreign corporation and received by such holders before January 1, 2009 may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of an income tax treaty with the United States, if such treaty contains an exchange of information provision and the U.S. Treasury Department has determined that the treaty is satisfactory for purposes of the legislation. Legislative history indicates that the current income tax treaty between the United States and Canada, which contains an exchange of information provision, is (in the absence of additional guidance) satisfactory for these purposes. In addition, we believe that we are eligible for the benefits of the United States-Canada income tax treaty. However, individuals who do not meet a minimum holding period requirement during which they are not protected from a risk of loss or who elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. You should consult your tax advisor regarding the application of the foregoing rules to your particular circumstances. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

      The amount of a dividend paid in foreign currency that you must include in your income as a U.S. holder will be the U.S. dollar value of the foreign currency payment made, determined at the spot conversion rate for that foreign currency on the date of the dividend distribution, and will be includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss. The gain or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

      Subject to certain limitations, the Canadian tax withheld and paid over to Canada will be creditable against your U.S. federal income tax liability. The dividend generally will be income from sources without the United States, and generally will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the U.S. foreign tax credit allowable to you as a U.S. holder.

      Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated first as a return of capital to the extent of your tax basis in the subordinate voting shares and thereafter as capital gain. Consequently, such distributions in excess of current and accumulated earnings and profits would not give rise to income from sources without the United States and you would not be able to use the U.S. foreign tax credit arising from any Canadian withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other income from sources without the United States in the appropriate category for U.S. foreign tax credit purposes.

      The rules relating to the determination of the U.S. foreign tax credit are complex, and you should consult with your own tax advisors to determine whether and to what extent a credit would be available.

Disposition of Subordinate Voting Shares

      Upon the sale, exchange or other disposition of subordinate voting shares, you will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and your tax basis (determined in U.S. dollars) in such subordinate voting shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for such subordinate voting shares exceeds one year. Any such gain or loss will be income or loss from sources within the United States for U.S. foreign tax credit limitation purposes. Long-term capital gain of a noncorporate, including an individual, U.S. holder, is generally subject to a maximum tax rate of 15%.

Passive Foreign Investment Company

      We believe that we currently are not, and should not become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC for any taxable year during which you held the debentures or subordinate voting shares, unless you elected to be taxed annually on a mark-to-market basis with respect to the subordinate voting shares, gain realized on the sale or other disposition of your debentures or subordinate voting shares would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the debentures or subordinate voting shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with special interest charge in respect of the tax attributable to each such year. You should consult your own tax advisors with respect to how the PFIC rules could affect your tax situation.

Foreign Personal Holding Company

      U.S. federal income tax law contains special rules regarding the U.S. federal income tax treatment of U.S. persons who own stock in a non-U.S. corporation that is classified as a “foreign personal holding company” (a “FPHC”). A foreign corporation will be classified as a FPHC if (i) at any time during the corporation’s taxable year, five or fewer individuals, who are U.S. citizens or residents, directly or indirectly own more than 50% of the corporation’s stock (by either voting power or value) (the “shareholder test”) and (ii) the corporation receives at least 60% of its gross income (reduced to at least 50% after the initial year of qualification), as adjusted, for the taxable year from certain passive sources (the “income test”). Based upon the expected distribution of our multiple voting shares and subordinate voting shares among holders and the character of our gross income we do not expect to be classified as a FPHC. Although we expect that we will not be classified as a FPHC, future changes of ownership could cause us to become a FPHC. In general, if, contrary to our expectations, we were classified as a FPHC, some or all U.S. holders would be subject to special rules under U.S. federal income tax law. You should consult your own tax advisors with respect to how the FPHC rules could affect your tax situation.

Controlled Foreign Corporation

      Subpart F of the Code subjects certain shareholders of a non-U.S. corporation to tax on their pro rata share of the corporation’s income if the corporation is classified as a controlled foreign corporation (a “CFC”). A special CFC definition applies to non-U.S. insurance companies that receive insurance income where the insured is a U.S. shareholder or a related person. All U.S. shareholders of an insurance company that meets this definition are subject to tax regardless of the size of their ownership interests. An exception applies to non-U.S. insurance companies that derive less than twenty percent of their insurance income from related persons or of which less than twenty percent of the owners are insured by the corporation. We believe that we qualify for this exception and will not be classified as a CFC, but there is no assurance that we will continue to qualify for this exception.

Information Reporting and Backup Withholding

      If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

•	payments of principal and interest on your debentures within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States,

•	dividend payments or other taxable distributions made to you on your subordinate voting shares within the United States, and

•	the payment of the proceeds from the sale of your debentures or subordinate voting shares effected at a U.S. office of a broker.

      Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Certain Canadian Federal Income Tax Considerations

      The following is a summary of the principal Canadian federal income tax considerations generally applicable to a holder (a “Non-Canadian holder”) in respect of the acquisition, holding, conversion and disposition of debentures purchased pursuant to this prospectus who, for the purposes of the Canadian Income Tax Act and any applicable income tax convention, and at all relevant times, is not, and is not deemed to be, resident in Canada, deals at arm’s length with us, is not affiliated with us, holds debentures and will hold our subordinate voting shares acquired in respect of the debentures as capital property and does not use or hold and is not deemed to use or hold the debentures or our subordinate voting shares in or in the course of carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a Non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

      This summary is based on the current provisions of the Canadian Income Tax Act and the regulations, all specific proposals to amend the Canadian Income Tax Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the published administrative practices of the Canada Customs and Revenue Agency. This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the Canada Customs and Revenue Agency, nor does it take into account provincial, territorial or foreign income tax considerations which may vary from the Canadian federal income tax considerations described herein.

      All amounts relating to the ownership of the debentures and our subordinate voting shares must be converted into Canadian dollars for the purpose of the Canadian Income Tax Act and the regulations.

      This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of debentures or Fairfax subordinate voting shares, and no representation is made with respect to the Canadian tax consequences to any particular holder. Accordingly, prospective purchasers of debentures should consult their own tax advisors with respect to the Canadian tax considerations relevant to them, having regard to their particular circumstances.

Ownership of Debentures

      Under the Canadian Income Tax Act, the payment to a Non-Canadian holder by Fairfax of interest under a debenture will be exempt from Canadian withholding tax.

      In general, a Non-Canadian holder will not be subject to Canadian income tax on capital gains arising on the disposition of debentures unless the debenture constitutes “taxable Canadian property” to the Non-Canadian holder. A debenture will constitute taxable Canadian property to a Non-Canadian holder if, at any time during the five-year period immediately preceding the disposition, the Non-Canadian holder, persons with whom such holder did not deal at arm’s length, or the Non-Canadian holder and persons with whom such holder did not deal at arm’s length owned 25% or more of the shares of any class or series of the capital stock of Fairfax.

Ownership of Fairfax Subordinate Voting Shares

      Under the Canadian Income Tax Act, dividends on our subordinate voting shares paid or credited, or deemed to be paid or credited, to a Non-Canadian holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of such dividends. The rate of this withholding tax may be reduced under the terms of an applicable income tax convention. Under the Canada-United States Income Tax Convention (1980), this withholding tax rate is reduced to 15% or, in the case of a Non-Canadian holder that is a corporation which beneficially owns at least 10% of the voting shares of Fairfax, 5%.

      In general, a Non-Canadian holder will not be subject to Canadian income tax on capital gains arising on the disposition of our subordinate voting shares unless those Fairfax subordinate voting shares constitute “taxable Canadian property” to the Non-Canadian holder. Our subordinate voting shares will constitute taxable Canadian property to a Non-Canadian holder if, at any time in the five-year period immediately preceding the disposition, the Non-Canadian holder, persons with whom such holder did not deal at arm’s length or the Non-Canadian holder and persons with whom such holder did not deal at arm’s length owned 25% or more of the shares of any class or series of our capital stock.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the debentures by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of (i), (ii) and (iii), a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the debentures of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      The acquisition or holding of notes by an ERISA Plan with respect to which Fairfax or any of the initial purchasers of the debentures is considered a party in interest or a disqualified person, and the conversion of the debentures by an ERISA Plan with respect to which Fairfax is considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the debentures are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding and conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such PTCEs will be satisfied.

      Because of the foregoing, the debentures or any interest therein may not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase, holding and conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

      Accordingly, by acceptance of the debentures, each purchaser and subsequent transferee of the debentures or any interest therein will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the debentures or any interest therein constitutes assets of any Plan or (ii) the purchase, holding and conversion of the debentures or any interest therein by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase, holding and conversion of the debentures.

PLAN OF DISTRIBUTION

      We sold US$200,000,000 aggregate principal amount of debentures in the United States to qualified institutional buyers in reliance on Rule 144A under the U.S. Securities Act. The debentures and the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof are not being offered for sale in Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus has not been filed in respect of, and will not qualify, any distribution of debentures or subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof in Ontario or any other province or territory of Canada.

      The holders of the debentures and the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof (together the Registrable Securities) are entitled to the benefits of a registration rights agreement, entered into as of July 14, 2003, among us, Banc of America Securities LLC, Ferris, Baker Watts, Incorporated and BNY Capital Markets, Inc. (the Registration Rights Agreement), pursuant to which we have filed a registration statement including this prospectus with the Ontario Securities Commission in accordance with the multijurisdictional disclosure system adopted by the U.S. Securities and Exchange Commission and the provincial regulators in Canada and a registration statement including this prospectus with the Securities and Exchange Commission under the U.S. Securities Act (the Shelf Registration Statement) covering resales of the Registrable Securities in the United States.

      A list of the holders of Registrable Securities who have delivered a completed selling securityholder’s questionnaire to us (each, an Electing Holder) is set out in Schedule A to this prospectus, which is incorporated into and forms part of this prospectus and which may be updated by way of supplement to this prospectus. All information omitted from this base shelf prospectus as permitted under the rules of the Ontario Securities Commission will be contained in a prospectus supplement that will be delivered to purchasers together with this base shelf prospectus. Each prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the prospectus supplement and only for the purposes of the distribution to which the prospectus supplement pertains. Each prospectus supplement to this base prospectus will contain a current list of the Electing Holders.

      Each Electing Holder is the beneficial, but not the registered, holder of the aggregate principal amount of debentures shown in Schedule A, any or all of which may be sold by the Electing Holder at any time, or from time to time, pursuant to this prospectus, and the aggregate principal amount of debentures held by such Electing Holder shall thereafter be reduced to the extent of such sales. All of the debentures held by the Electing Holders were either acquired by them upon the issuance of the debentures or in subsequent transactions thereafter.

      We are registering the debentures and the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof covered by this prospectus under the U.S. Securities Act to permit any of the Electing Holders to conduct public secondary trading of these securities from time to time after the date of this prospectus in accordance with the federal securities laws of the United States. We have agreed in the Registration Rights Agreement to bear all fees and expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Registrable Securities covered by this prospectus. Additionally, we have agreed to indemnify the holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act, and each Electing Holder has agreed to indemnify us, other holders and any persons who control us, as defined in the federal securities laws of the United States, against any liability with respect to any information furnished by such holder in writing to us (including the selling securityholder’s questionnaire) expressly for use in the Shelf Registration Statement.

      We will not receive any of the proceeds from the sale of the Registrable Securities by the Electing Holders. We have been advised by the Electing Holders that the Electing Holders may sell all or any portion of the Registrable Securities beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the Electing Holders or from the purchasers of the Registrable Securities from whom they may act as agent.

      The Registrable Securities may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      The prices will be determined by the Electing Holders or by agreement between the Electing Holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the Electing Holders from the sale of the Registrable Securities offered by them hereby will be the purchase price of the Registrable Securities less discount and commissions, if any.

      The sales described in the preceding paragraph may be effected in transactions:

•	on any U.S. national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of the sale, including the NYSE in the case of the subordinate voting shares issuable upon conversion, redemption, purchase or maturity of the debentures;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

      Once any Registrable Security is sold by any Electing Holder pursuant to the Shelf Registration Statement, such Registrable Security is not thereafter covered by the Shelf Registration Statement even if subsequently reacquired by an Electing Holder.

      Our outstanding subordinate voting shares are listed on the NYSE and the TSX, each of which has approved the listing of the subordinate voting shares issuable upon conversion, redemption, purchase or maturity of the debentures, subject to us fulfilling all of the listing requirements of the TSX on or before August 25, 2003. We do not intend to list the debentures for trading on any national securities exchange. Accordingly, no assurance can be given as to the development of any trading market for the Subordinated Debentures. See “Risk Factors — There may be no public market for the debentures”.

      In order to comply with the securities laws of certain states, if applicable, the debentures and the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof may be sold in such jurisdictions only through registered or licensed brokers or dealers.

      The Electing Holders and any underwriters, dealers or agents that participate in the distribution of the debentures and the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof offered under this prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any discounts, commissions or concessions received by them pursuant to the sale of such securities by them might be deemed to be underwriting discounts and commissions under the Securities Act.

      We will be permitted pursuant to the Registration Rights Agreement to suspend the use of this prospectus that is part of the Shelf Registration Statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and 110 days in any 12-month period.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the debentures or the subordinate voting shares issuable upon conversion, redemption, purchase or maturity thereof described in this prospectus, and any selling securityholder may transfer, devise or gift such securities by other means not described in this prospectus.

VALIDITY OF THE DEBENTURES

      The validity of the debentures under New York law was passed upon for us by Shearman & Sterling LLP, Toronto, Ontario. The validity of the subordinate voting shares issuable upon conversion, redemption, purchase or maturity of the debentures under Canadian law was passed upon for us by Torys LLP, Toronto, Ontario. As of the date hereof, the lawyers of Torys LLP, directly or indirectly, in aggregate, own less than one percent of our outstanding subordinate voting shares.

EXPERTS

      The consolidated financial statements of Fairfax as of December 31, 2002 and 2001 and of each of the three years in the period ended December 31, 2002 incorporated by reference into this prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report incorporated by reference into this prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      Richard Gauthier, independent actuary, of PricewaterhouseCoopers LLP, has reviewed management’s valuation, including management’s selection of appropriate assumptions and methods, of the policy liabilities of the subsidiary insurance and reinsurance companies of Fairfax in its consolidated balance sheet as at December 31, 2002 and 2001 and of each of the three years in the period ending December 31, 2002. His report is incorporated by reference into this prospectus and has been so incorporated in reliance upon Mr. Gauthier’s authority as an expert actuary.

SCHEDULE A

LIST OF ELECTING HOLDERS

Name of Selling Securityholder	Principal Amount

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

      Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

      In accordance with and subject to the CBCA, the by-laws of Fairfax Financial Holdings Limited (“Fairfax”) provide that, subject to the CBCA, Fairfax shall indemnify a director or officer of Fairfax, a former director or officer of Fairfax, or a person who acts or acted at Fairfax’s request as a director or officer of a body corporate of which Fairfax is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Fairfax or a director or officer of such body corporate, if he or she (a) acted honestly and in good faith with a view of the best interests of Fairfax and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Fairfax shall also indemnify such person in such other circumstances as the CBCA or law permits or requires.

      Fairfax maintains directors’ and officers’ liability insurance which insures the directors and officers of Fairfax and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Exhibits

Exhibit
Number	Description

4.1	Renewal Annual Information Form of the Registrant for the year ended December 31, 2002, dated May 15, 2003 (incorporated by reference to the Annual Report on Form 40-F filed on May 21, 2003).
4.2	The Registrant’s comparative consolidated financial statements and the notes thereto as at and for the years ended December 31, 2001 and 2002, together with the auditors’ report thereon (incorporated by reference to the Annual Report on Form 40-F filed on May 21, 2003).
4.3	The Registrant’s Management’s Discussion and Analysis for the year ended December 31, 2002 contained in the Registrant’s 2002 annual report (incorporated by reference to the Annual Report on Form 40-F filed on May 21, 2003).
4.4	The Registrant’s comparative unaudited financial statements for the six-month period ended June 30, 2003 (incorporated by reference to the Current Report on Form 6-K filed on August 1, 2003).
4.5	The Registrant’s interim Management’s Discussion and Analysis for the six-month period ended June 30, 2003 (incorporated by reference to the Current Report on Form 6-K filed on August 1, 2003).
4.6	The Registrant’s Material Change Reports dated April 17, 2003 and May 22, 2003, both relating to the initial public offering by Northbridge Financial Corporation (incorporated by reference to the Current Reports on Form 6-K filed on April 15, 2003 and May 23, 2003, respectively).
4.7	The Registrant’s Management’s Information Circular dated March 3, 2003 sent in connection with the annual meeting of shareholders held on April 14, 2003, other than the sections entitled “Executive Compensation,” “Performance Graph” and “Statement of Corporate Governance Practices” (incorporated by reference to the Current Report on Form 6-K filed on March 18, 2003).
5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Richard Gauthier, independent actuary.
5.3	Consent of Torys LLP.*
6.1	Powers of Attorney.*
7.1	Indenture dated July 14, 2003 between Fairfax Financial Holdings Limited and The Bank of New York, as trustee.*
8.1	Statement of Eligibility of The Bank of New York on Form T-1.*

*	Previously filed.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking

      The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquires made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process

      Concurrently with the filing of the Registration Statement on Form F-10 on July 25, 2003, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

      Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

III-1

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 11, 2003.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ ERIC P. SALSBERG

Eric P. Salsberg
Vice President, Corporate Affairs

III-2

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* V. Prem Watsa	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2003

* Trevor Ambridge	Chief Financial Officer and Vice President (Principal Financial Officer)	August 11, 2003

* M. Jane Williamson	Vice President (Principal Accounting Officer)	August 11, 2003

* Frank B. Bennett	Director	August 11, 2003

* Anthony F. Griffiths	Director	August 11, 2003

Robbert Hartog	Director

*By: /s/ ERIC P. SALSBERG Eric P. Salsberg Attorney-in-Fact

III-3

AUTHORIZED REPRESENTATIVE

      Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Amendment No. 1 to the Registration Statement, solely in his capacity as the duly authorized representative of Fairfax Financial Holdings Limited in the United States, in the Province of Ontario, on August 11, 2003.

FAIRFAX INC.

By:	/s/ ERIC P. SALSBERG

Name: Eric P. Salsberg
Title: Vice President

III-4

EXHIBITS

Exhibit
Number	Description	Page

4.1	Renewal Annual Information Form of the Registrant for the year ended December 31, 2002, dated May 15, 2003 (incorporated by reference to the Annual Report on Form 40-F filed on May 21, 2003).
4.2	The Registrant’s comparative consolidated financial statements and the notes thereto as at and for the years ended December 31, 2001 and 2002, together with the auditors’ report thereon (incorporated by reference to the Annual Report on Form 40-F filed on May 21, 2003).
4.3	The Registrant’s Management’s Discussion and Analysis for the year ended December 31, 2002 contained in the Registrant’s 2002 annual report (incorporated by reference to the Annual Report on Form 40-F filed on May 21, 2003).
4.4	The Registrant’s comparative unaudited financial statements for the six-month period ended June 30, 2003 (incorporated by reference to the Current Report on Form 6-K filed on August 1, 2003).
4.5	The Registrant’s interim Management’s Discussion and Analysis for the six-month period ended June 30, 2003 (incorporated by reference to the Current Report on Form 6-K filed on August 1, 2003).
4.6	The Registrant’s Material Change Reports dated April 17, 2003 and May 22, 2003, both relating to the initial public offering by Northbridge Financial Corporation (incorporated by reference to the Current Reports on Form 6-K filed on April 15, 2003 and May 23, 2003, respectively).
4.7	The Registrant’s Management’s Information Circular dated March 3, 2003 sent in connection with the annual meeting of shareholders held on April 14, 2003, other than the sections entitled “Executive Compensation,” “Performance Graph” and “Statement of Corporate Governance Practices” (incorporated by reference to the Current Report on Form 6-K filed on March 18, 2003).
5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Richard Gauthier, independent actuary.
5.3	Consent of Torys LLP.*
6.1	Powers of Attorney.*
7.1	Indenture dated July 14, 2003 between Fairfax Financial Holdings Limited and The Bank of New York, as trustee.*
8.1	Statement of Eligibility of The Bank of New York on Form T-1.*

*	Previously filed